Exhibit 10.33

EXECUTION VERSION

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

among

LESLIE’S POOLMART, INC.,

and

LPM MANUFACTURING, INC.,

as Borrowers,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders,

and

WELLS FARGO RETAIL FINANCE, LLC,

as Agent

Dated as of September 30, 2009

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1.	Definitions	1

	1.2.	Accounting Terms	28

	1.3.	Code	28

	1.4.	Construction	28

	1.5.	Schedules and Exhibits	29

2.	LOAN AND TERMS OF PAYMENT		29

	2.1.	Revolving Advances	29

	2.2.	Defaulting Lender	34

	2.3.	Letters of Credit	36

	2.4.	Intentionally Omitted	46

	2.5.	Intentionally Omitted	46

	2.6.	Payments	46

	2.7.	Overadvances	47

	2.8.	Interest and Letter of Credit Fees: Rates, Payments, and Calculations	47

	2.9.	Cash Management; Collection of Accounts	49

	2.10.	Crediting Payments; Application of Collections	49

	2.11.	Designated Account	50

	2.12.	Maintenance of Loan Account; Statements of Obligations	50

	2.13.	Fees	50

	2.14.	Eurodollar Rate Loans	51

	2.15.	Illegality	52

	2.16.	Requirements of Law	53

	2.17.	Indemnity	54

	2.18.	Increase in Commitments	55

3.	CONDITIONS; TERM OF AGREEMENT		57

	3.1.	Conditions Precedent to the Restatement Date	57

	3.2.	Conditions Precedent to all Advances and all Letters of Credit	59

	3.3.	Term; Automatic Renewal	59

	3.4.	Effect of Termination	59

i

	3.5.	Early Termination or Reduction of Commitments and Maximum Commitment Amount by Borrowers	59

	3.6.	Termination Upon Event of Default	60

4.	CREATION OF SECURITY INTEREST		60

	4.1.	Grant of Security Interest	60

	4.2.	Control of Collateral	60

	4.3.	Negotiable Collateral	60

	4.4.	Collection of Accounts, General Intangibles, and Negotiable Collateral	61

	4.5.	Delivery of Additional Documentation Required	61

	4.6.	Power of Attorney	61

	4.7.	Right to Inspect	62

5.	REPRESENTATIONS AND WARRANTIES		62

	5.1.	No Encumbrances	62

	5.2.	Accounts	63

	5.3.	Inventory	63

	5.4.	Equipment	63

	5.5.	Location of Inventory and Equipment	63

	5.6.	Inventory Records	63

	5.7.	Legal Status	63

	5.8.	Due Organization and Qualification; Subsidiaries	64

	5.9.	Due Authorization; No Conflict	64

	5.10.	Litigation	65

	5.11.	No Material Adverse Change	65

	5.12.	Solvency; Borrowers are Solvent	65

	5.13.	Employee Benefits	66

	5.14.	Environmental Condition	66

	5.15.	Taxes	66

	5.16.	Foreign Asset Control Regulations	67

	5.17.	Brokerage Fees	67

	5.18.	Intellectual Property	67

	5.19.	Leases	67

	5.20.	DDAs	67

	5.21.	Credit Card Receipts	67

	5.22.	Indebtedness	68

	5.23.	Complete Disclosure	68

	5.24.	Insurance	68

	5.25.	Requirements of Law	68

	5.26.	Investment Company Status	68

	5.27.	No Margin Stock	68

	5.28.	Investments	69

	5.29.	In-Transit Inventory	69

6.	AFFIRMATIVE COVENANTS		69

	6.1.	Accounting System	69

	6.2.	Collateral Reporting	69

	6.3.	Financial Statements, Reports, Certificates	69

	6.4.	Intentionally Omitted	70

	6.5.	Intentionally Omitted	70

	6.6.	Returns	71

	6.7.	Title to Equipment	71

	6.8.	Maintenance	71

	6.9.	Taxes	71

	6.10.	Insurance	71

	6.11.	No Setoffs or Counterclaims	72

	6.12.	Location of Inventory and Equipment	72

	6.13.	Compliance with Laws	73

	6.14.	Employee Benefits	73

	6.15.	Leases	73

	6.16.	[Intentionally Omitted]	73

	6.17.	Existence	73

	6.18.	Environmental	73

	6.19.	Immediate Notice to Agent	74

	6.20.	Disclosure Updates	75

	6.21.	Solvency	75

	6.22.	Line of Business	75

	6.23.	Additional Subsidiaries	75

	6.24.	In-Transit Inventory	75

	6.25.	Post-Restatement Date Deliveries	76

7.	NEGATIVE COVENANTS		76

	7.1.	Indebtedness	76

	7.2.	Liens	77

	7.3.	Restrictions on Fundamental Changes	78

	7.4.	Disposal of Assets	78

	7.5.	Change Name	78

	7.6.	Guarantee	78

	7.7.	Nature of Business	78

	7.8.	Prepayments and Amendments	78

	7.9.	Change of Control	79

	7.10.	Consignments	79

	7.11.	Distributions	79

	7.12.	Accounting Methods	80

	7.13.	Investments and Acquisitions	80

	7.14.	Transactions with Affiliates	80

	7.15.	Suspension	80

	7.16.	Intentionally Omitted	80

	7.17.	Use of Proceeds	80

	7.18.	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees	80

	7.19.	No Prohibited Transactions Under ERISA	81

	7.20.	Financial Covenants	81

	7.21.	Store Closings	82

	7.22.	Securities Accounts	82

	7.22.	Fiscal Year	80

8.	EVENTS OF DEFAULT		82

	8.1.	Payment	82

	8.2.	Covenants, etc.	82

	8.3.	Attachment	83

	8.4.	Insolvency	83

	8.5.	Involuntary Insolvency	83

	8.6.	Judgment	83

	8.7.	Levy	83

	8.8.	[Intentionally Omitted]	83

	8.9.	Material Agreements	83

	8.10.	Optional Redemption of Indebtedness	84

	8.11.	Misrepresentation	84

	8.12.	Cessation of Business	84

	8.13.	Change of Control	84

	8.14.	Liens	84

	8.15.	Loan Documents	84

	8.16.	Material Restraint	85

	8.17.	Indictment	85

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		85

	9.1.	Rights and Remedies	85

	9.2.	Remedies Cumulative	88

10.	TAXES AND EXPENSES; WITHHOLDINGS		89

	10.1.	Third Party Payments	89

	10.2.	Taxes	89

11.	WAIVERS; INDEMNIFICATION		91

	11.1.	Demand; Protest; etc.	91

	11.2.	The Lender Group’s Liability for Collateral	91

	11.3.	Indemnification	91

	11.4.	Joint Borrowers	92

	11.5.	Costs and Expenses of Agent and Lenders	97

12.	NOTICES		98

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		99

14.	DESTRUCTION OF BORROWERS’ DOCUMENTS		99

15.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		100

v

	15.1.	Assignments and Participations	100

	15.2.	Successors	102

16.	AMENDMENTS; WAIVERS		102

	16.1.	Amendments and Waivers	102

	16.2.	No Waivers; Cumulative Remedies	103

17.	AGENT; THE LENDER GROUP		104

	17.1.	Appointment and Authorization of Agent	104

	17.2.	Delegation of Duties	104

	17.3.	Liability of Agent-Related Persons	105

	17.4.	Reliance by Agent	105

	17.5.	Notice of Default or Event of Default	106

	17.6.	Credit Decision	106

	17.7.	Costs and Expenses; Indemnification	107

	17.8.	Agent in Individual Capacity	108

	17.9.	Successor Agent	108

	17.10.	Withholding Tax	108

	17.11.	Collateral Matters	109

	17.12.	Restrictions on Actions by Lenders; Sharing of Payments	110

	17.13.	Agency for Perfection	112

	17.14.	Payments by Agent to the Lenders	112

	17.15.	Concerning the Collateral and Related Loan Documents	112

	17.16.	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	112

	17.17.	Several Obligations; No Liability	113

	17.18.	Distributions	114

	17.19.	Agent’s Covering of Fundings	114

	17.20.	Bank Product Obligations	116

18.	ACCELERATION AND LIQUIDATION		116

	18.1.	Acceleration Notice	116

	18.2.	Acceleration of Duties	117

	18.3.	Actions At and Following Initiation of Liquidation	117

	18.4.	Agent’s Conduct of Liquidation	117

	18.5.	Distribution of Liquidation Proceeds by Agent	118

	18.6.	Distributions of Liquidation Proceeds by Agent and Ordinary Loan Payments	118

19.	GENERAL PROVISIONS		119

	19.1.	Effectiveness	119

	19.2.	Section Headings	119

	19.3.	Interpretation	119

	19.4.	Severability of Provisions	119

	19.5.	Counterparts; Telefacsimile Execution	119

	19.6.	Revival and Reinstatement of Obligations	119

	19.7.	Integration	120

	19.8.	Existing Loan Agreement Superseded	120

	19.9.	U.S. Patriot Act	120

	19.10.	Replacement of Lenders	120

	19.11.	Right of Set-Off	121

	19.12.	Pledges To Federal Reserve Banks	121

	19.13.	Dispute Resolution	122

	19.14.	Press Releases	122

SCHEDULES AND EXHIBITS

Schedule C-1	Commitments on Restatement Date
Schedule E-1	Inventory Locations
Schedule P-1	Permitted Liens
Schedule 2.1(a)	Form of Revolving Credit Note
Schedule 2.9	Cash Management Banks and Accounts
Schedule 5.7	Chief Executive Offices, FEINs
Schedule 5.8	Subsidiaries
Schedule 5.10(a)	Litigation
Schedule 5.10(b)	Commercial Tort Claims
Schedule 5.14	Environmental Condition
Schedule 5.21	Credit Card Processors
Schedule 5.22	Indebtedness
Schedule 5.24	Insurance
Schedule 6.12	Location of Inventory and Equipment
Schedule 7.4	Sale and Leaseback Properties

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Business Plan
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Credit Card Processor Agreement
Exhibit E-1	Eligible Transferees

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as hereafter amended, restated, supplemented, or modified from time to time, this “Agreement”), is entered into as of September 30, 2009, among LESLIE’S POOLMART, INC., a Delaware corporation (“Poolmart”), LPM MANUFACTURING, INC., a California corporation (“LPM”; each of Poolmart and LPM, a “Borrower,” and collectively, “Borrowers”), with Borrowers’ chief executive office located at 3925 E. Broadway Road, Suite 100, Phoenix, Arizona 85040, and the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO RETAIL FINANCE, LLC, as Agent.

RECITALS

WHEREAS, the Borrowers, Agent and certain of the Lenders have previously entered into the Existing Loan Agreement, as defined herein;

WHEREAS, the Borrowers have requested that the Existing Loan Agreement be amended and restated in its entirety by this Agreement in order to extend the Maturity Date and make certain other amendments and modifications to the Existing Loan Agreement as provided herein; and

WHEREAS, the Lenders are willing to amend and restate the Existing Loan Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Agreement), the Borrowers, the Agent and the Lenders hereby agree that, as of the Restatement Date (as defined below), the Existing Loan Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein and parties hereto hereby agree as follows:

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by WFRF or its Affiliates for the account of the Borrowers.

“Acceleration” means with respect to any Indebtedness, the making of a demand or declaration that it has become due and payable prior to its stated maturity as a consequence of the occurrence and continuation of a default or event of default with respect thereto. Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

“Acceleration Notice” means a written notice as follows:

(a) From the Agent to the Lenders, as provided in Section 18.1(a).

(b) From the Required Lenders to the Agent, as provided in Section 18.1(b).

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Accounts” means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to any Person arising out of the sale or lease of goods or the rendition of services by such Person, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

“Additional Commitment Lender” has the meaning given such term in Section 2.18(c).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum determined by the Agent (rounded upwards, if necessary, to the next of 1/100th of one percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or executive officer of such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to vote 15% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

“Agent” means WFRF, solely in its capacity as agent for the Lenders, and shall include any successor agent.

“Agent Loan” has the meaning set forth in Section 2.1(h).

“Agent-Related Persons” means Agent, together with its Affiliates, and the officers, directors, employees, and agents of Agent and such Affiliates.

“Agent Protective Advance” has the meaning set forth in Section 2.1(i).

“Agent’s Account” has the meaning set forth in Section 2.9.

“Agent’s Fee Letter” means that certain amended and restated fee letter, of even date herewith, by Agent addressed to Borrowers concerning certain fees payable to Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law, and (ii) all court orders and injunctions, binding arbitrator’s decisions, and/or similar rulings having the force of law and binding on such Person, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other Governmental Authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any material property of such Person.

“Applicable Margin” means, at any time, with respect to any Advance or L/C Fee: (a) from the Restatement Date through and including September 30, 2009, (i) 3.25% with respect to Eurodollar Rate Loans consisting of Advances or L/C Fees; and (ii) 2.25% with respect to Base Rate Loans consisting of Advances; and (b) commencing on the first day of the first calendar month following an adjustment as provided in the immediately succeeding sentence, the rate set forth below which corresponds to the Leverage Ratio of Borrowers for which Agent receives the financial statements and Compliance Certificate required below, determined and adjusted as provided herein. At all times after September 30, 2009, the Applicable Margin shall be adjusted quarterly after each delivery to Agent of the financial statements of the Borrowers required pursuant to Section 6.3 hereof, together with the corresponding Compliance Certificate (demonstrating, among other things, the Leverage Ratio for such quarter), each such adjustment to be effective on the first day of the first calendar month after each such delivery.

Applicable Margin For:

Level	Average Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	L/C Fee
I	less than 1.0:1.0	2.00%	3.00%	3.00%
II	greater than or equal to 1.0:1.0 and less than 2.0:1.0	2.25%	3.25%	3.25%
III	greater than or equal to 2.0:1.0	2.50%	3.50%	3.50%

Notwithstanding anything in this definition to the contrary, in the event that Agent shall fail to receive any such financial statements and the related Compliance Certificate for any calendar month within 45 days following the end of such month, then the Applicable Margin shall, at the end of such 45th day, immediately and without notice or further action be the highest Applicable Margin provided herein (such Applicable Margin to be in effect until the Agent receives the monthly financial statements of Borrower required under Section 6.3 for the most recent month and the related Compliance Certificate).

“Assignee” has the meaning set forth in Section 15.1.

“Assignment and Acceptance” has the meaning set forth in Section 15.1(a) and shall be in the form of Exhibit A-1.

“Authorized Person” means any officer or other employee of Borrower.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.3(b)(iii).

“Auto-Extension Notice Date” has the meaning set forth in Section 2.3(b)(iii).

“Availability” means, as of the date of determination, the result (so long as such result is a positive number) of (a) the Maximum Commitment Amount, less (b) the Revolving Facility Usage.

“Availability Condition” means, in connection with any of the events specified at Sections 7.8(a), 7.11 (other than 7.11(a) and (d)) and 7.13, (i) no Default or Event of Default shall have occurred or be continuing or would result from such event, (ii) immediately before and after giving effect to such event, Availability hereunder is not less than $20,000,000, (iii) prior to such event the Borrowers have delivered to the Agent reasonably satisfactory financial projections forecasting that Availability will not be less than $20,000,000 immediately before such event or at any time during the six (6) month period immediately following the next Parent Tax Distribution to occur after such event (after giving pro forma effect to such Parent Tax Distribution and all other Parent Tax Distributions and other events subject to the Availability Condition projected in good faith to be made in the six (6) month period following the next Parent Tax Distribution), and (iv) not less than five (5) Business Days prior to such event, the Borrowers have delivered a certificate of their chief financial officer certifying that the requirements set forth in clauses (i) through (iii) above are satisfied and the projections delivered to the Agent in connection with such transaction were prepared based on reasonable assumptions and reflect good faith estimates of the Borrowers’ future financial performance.

“Average Quarterly Availability” means, as of any date of determination, (a) average daily Availability for the preceding quarter, less (b) the sum of (i) the average daily amount of Advances that were outstanding during the immediately preceding quarter, plus (ii) the average daily amount of the undrawn Letters of Credit that were outstanding during the immediately preceding quarter.

“Bank Product Agreements” means any agreement between a Bank Product Provider with respect to Bank Products including, without limitation, those certain cash management service agreements entered into from time to time by a Borrower or its Subsidiaries.

“Bank Product Obligations” means, at any time, the outstanding amount of all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower or any of its Subsidiaries to a Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, and including all such amounts that a Borrower is obligated to reimburse to Agent as a result of Agent purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to a Borrower or any of its Subsidiaries pursuant to a Bank Product Agreement.

“Bank Products” means any service or facility extended to Borrowers by any Bank Product Provider including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, (g) Hedge Agreements, or (h) Factored Receivables and other arrangements with respect to the factoring, sale, put, or other conditional sale or transfer of any Accounts of a Borrower or accounts payable of a Borrower.

“Bank Product Provider” means Wells Fargo or any Affiliate thereof and, if the requirements of Section 17.20 hereof have been satisfied, any Lender (other than WFRF) or its Affiliates provided that such Lender is a Lender hereunder on the date such Bank Products are extended to Borrowers.

“Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Reference Rate in effect on such day, (b) the one-month Adjusted Eurodollar Rate in effect on such day plus 1.00% and (c) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate, the Adjusted Eurodollar Rate or the Federal Funds Effective Rate shall be effective on the date of such change.

“Base Rate Loans” means any Advance made or outstanding hereunder during any period when interest on such Advance is payable based on the Base Rate.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Poolmart or any committee thereof duly authorized to act on behalf of the board.

“Borrower” and “Borrowers” mean Poolmart and LPM, a Borrower and collectively, the Borrowers.

“Borrowers’ Books” means all of Borrowers’ and their respective Subsidiaries’ books and records including: ledgers; records indicating, summarizing, or evidencing Borrowers’ or their Subsidiaries’ properties or assets (including the Collateral) or liabilities; all information relating to Borrowers’ or their Subsidiaries’ business operations or financial condition or General Intangibles related to all such information; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Borrowing” means a borrowing hereunder consisting of Advances or Letters of Credit made or issued on the same day by the Lenders (or by Agent in the case of an Agent Loan or any Agent Protective Advance) or Issuing Bank, as applicable.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or Eurodollar Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Business Plan” means, for any Fiscal year, the Business Plan delivered pursuant to Section 6.3(e).

“Capital Assets” means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures” means amounts paid or Indebtedness incurred by the Borrowers or any of their Subsidiaries in connection with (i) the purchase or lease by the Borrowers or any of their Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Borrowers or any of their Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capital Lease; provided that Capital Expenditures shall not include the August 4, 2009 acquisition of a Falcon 20005N036 (with improvements) corporate aircraft consummated prior to the Restatement Date.

“Capital Lease” means, for any Person, any lease of property (whether personal, real or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

“Capital Stock” of any person means any and all shares, interests, participation, or other equivalents (however designated) of or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

“Cash Collateralize” has the meaning set forth in Section 2.3(i).

“Cash Dominion Event” shall occur when either (a) (i) an Event of Default has occurred and is continuing and (ii) the Revolving Facility Usage at any time during the continuation of such Event of Default is greater than thirty five percent (35%) of the Maximum Commitment Amount or (b) (i) an Event of Default has occurred and is continuing at any time under any of Sections 8.1, 8.4, 8.5, 8.6, 8.12 or 8.13 (in each case subject to any applicable grace period provided herein), or as a result of a breach of Section 2.9 or 7.7 (subject to the grace period provided in Section 8.2(b)). For purposes of this Agreement, the first Cash Dominion Event to occur hereunder shall continue for six months from the date on which the Event(s) of Default which gave rise to such Cash Dominion Event has been cured or waived in accordance with the terms hereof (so long as no other Cash Dominion Event has occurred during such time and Borrowers have provided Agent with replacement Credit Card Notifications and DDA notifications pursuant to Section 2.9 hereof); the second Cash Dominion Event to occur hereunder shall continue for 12 months from the date on which the Event(s) of Default which gave rise to such second Cash Dominion Event has been cured or waived in accordance with the terms hereof (so long as no other Cash Dominion Event has occurred during such time and Borrowers have provided Agent with replacement Credit Card Notifications and DDA notifications pursuant to Section 2.9 hereof), and the third Cash Dominion Event to occur hereunder shall continue until the Revolving Credit Termination Date. The termination of the first or second Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Accounts” has the meaning set forth in Section 2.9 hereof.

“Cash Management Banks” has the meaning set forth in Section 2.9 hereof.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holder, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of an amount equal to the greater of (x) 35% of, or (y) the percentage held by the Permitted Holder of, the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors of Parent do not constitute Continuing Directors, or (c) Permitted Holder ceases to own at least 35% of the Stock of Parent having the right to vote for the election of the members of the Board of Directors, or (d) Parent ceases to directly or indirectly, own and control 100% of the outstanding capital Stock of each Borrower and its other Subsidiaries extant as of the Restatement Date.

“Chattel Paper” means all of any Person’s now owned or hereafter acquired right, title, and interest with respect to “chattel paper”, including, without limitation, “tangible chattel paper” and “electronic chattel paper”, as such terms are defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“Closing Date” means January 25, 2005.

“Code” means the Uniform Commercial Code, as in effect from time to time in the State of California.

“Collateral,” means each Borrower’s now owned or hereafter acquired right, title and interest in and to and to all personal property, including, without limitation, each of the following:

(a)	the Accounts,

(b)	Borrowers’ Books,

(c)	Goods (including, without limitation, Inventory and Equipment),

(d)	General Intangibles,

(e)	Chattel Paper,

(f)	DDAs,

(g)	Documents,

(h)	Investment Property

(i)	Instruments,

(j)	Letter of Credit Rights and Payment Intangibles,

(k)	Commercial Tort Claims as set forth on Schedule 5.10(b) hereof,

(l)	Supporting Obligations,

(m)	Negotiable Collateral,

(n)	any money, or other assets of any Borrower that now or hereafter come into the possession, custody, or control of the Lender Group or any Bank Product Provider,

(o)	All insurance policies proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds and premium rebates arise out of any of the foregoing (subparagraphs (a) through (n) hereof) or otherwise,

(p)	All liens, guarantees, rights, remedies and privileges pertaining to any of the foregoing (subparagraphs (a) through (o) hereof), and

(q)	the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral of any Borrower, and any and all Accounts, Borrowers’ Books, General Intangibles, Goods (including, without limitation, Equipment and Inventory) , Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, DDAs or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement with respect to each of the following locations: chief executive office of Poolmart, any location in a Landlord Lien State and any distribution center of a Borrower or warehouse where Collateral is located, each in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim” means any now existing or hereafter arising “commercial tort claim”, as such term is defined from time to time in the Code.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1(k), 2.18 and 15.1 and “Commitments” means, collectively, the aggregate amount of the commitments of all the Lenders.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrowers to Agent.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of three (3) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action, provided that the Agent may rely on such passage of time as consent by a Lender only if such written notice states that consent will be deemed effective if no objection is received within such time period.

“Consolidated Total Debt Service” means with respect to the Borrowers and their Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period plus (b) any and all mandatory or optional repayments of principal of Indebtedness (other than optional prepayments of revolving loans) during such period pursuant to any agreement or instrument to which any Borrower or any of their respective Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) any Synthetic Lease or any Capital Lease, plus (c) Parent Debt Service Distributions for such period.

“Consolidated Total Interest Expense” means for any period, the aggregate amount of interest that is paid in cash by any Borrower or any of their respective Subsidiaries during such period on all Indebtedness of the Borrowers and their respective Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Restatement Date, and (b) any individual who becomes a member of the Board of Directors after the Restatement Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Restatement Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Credit Card Notifications” means those certain credit card receipts agreements, each substantially in the form attached as Exhibit C-2 hereto, and otherwise reasonably satisfactory to Agent and each of which is among Agent, the applicable Borrower and one of the Borrowers’ Credit Card Processors.

“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor of credit card payments accepted by any Borrower.

“Custom Brokers Agreement” means a tri-party agreement in form satisfactory to the Agent, in its Permitted Discretion, among the Borrowers, Agent and a customs broker or other carrier, in which the customs broker or such carrier acknowledges that it has control over and holds the Documents evidencing ownership of Inventory of a Borrower for the benefit of the Agent and the Lender Group and agrees, upon notice from the Agent, to hold and dispose of such Inventory solely as directed by Agent.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other Deposit Account maintained by a Borrower or any of its Subsidiaries.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the applicable interest as set forth in Section 2.8(c).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances or participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) has failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, or (d) has been deemed insolvent by any Governmental Authority or become the subject of an Insolvency Proceeding.

“Defaulting Lenders Rate” means the Base Rate for the first three days from and after the date the relevant payment is due and thereafter at the interest rate then applicable to Advances.

“Deposit Account” has the meaning given that term in the Code and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

“Designated Account” means account number 4801907023 of Borrowers maintained with Borrowers’ Designated Account Bank, or such other deposit account of Borrowers (located within the United States) which has been designated, in writing and from time to time, by Borrowers to Agent.

“Designated Account Bank” means Wells Fargo or its Affiliates.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the Issuing Bank or Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) such Lender or a Person that controls such Lender has been deemed insolvent by any Governmental Authority or become the subject of a bankruptcy, insolvency or similar proceeding; provided that a Lender shall not be a Deteriorating Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or the Person controlling such Lender by a Governmental Authority.

“Disbursement Letter” means an instructional letter executed and delivered by Borrowers to Agent regarding the extensions of credit to be made on the Restatement Date, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion.

“Document” means all of any Person’s now owned or hereafter acquired right, title, and interest with respect to any “document” as such term is defined in the Code, and any and all supporting obligations in respect thereof.

“Documentary Letters of Credit” has the meaning set forth in Section 2.2.

“Dollars or $” means United States dollars.

“Early Termination Fee” has the meaning set forth in Section 3.5.

“EBITDA” means, for any Person at any time, the consolidated net earnings (or loss) of such Person and its Subsidiaries for the period of 12 consecutive calendar months most recently ended, minus extraordinary gains for such period, plus all interest expense (including without limitation amortization of capitalized financing costs), income tax expense, extraordinary or nonrecurring losses (but not including any write-down of Inventory or cash store closing costs), non-cash charges (including without limitation non-cash compensation, write-off of fixed assets, and accrued but unpaid Management Fees), employee termination charges incurred prior to the Closing Date, and depreciation and amortization for such period, determined in accordance with GAAP.

“Eligible Transferee” means those entities (and any Affiliate thereof) set forth on Exhibit E-1 hereto as the same may be amended from time to time by Agent, with the consent of Borrowers, which consent shall not be unreasonably withheld; provided, however, that notwithstanding the foregoing, no entity shall be an Eligible Transferee if it is a Non-Consenting Lender or a Deteriorating Lender.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from any assets, properties, or businesses of any Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq. the Toxic Substances Control Act, 15 USC, § 2601 et seq. the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of any Person’s present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of such Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of a Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(e) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ER1SA, of a Borrower, any of its Subsidiaries or ER1SA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ER1SA Affiliates.

“Event of Default” has the meaning set forth in Section 8.

“Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next 1/100th of one percent) at which United States dollar deposits are offered to WFRF (or its Affiliates) by major banks in the London interbank market (or other Eurodollar market selected by Agent) on or about 11:00 a.m. (California time) two Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement and for the applicable Interest Period.

“Eurodollar Rate Loan” means any Advance made or outstanding hereunder during any period when interest on such Advance is payable based on the Adjusted Eurodollar Rate.

“Existing Letters of Credit” means each letter of credit issued by an Issuing Bank under the Existing Loan Agreement and outstanding on the Restatement Date.

“Existing Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated as of January 25, 2005, among the Borrowers, the lenders from time to time parties thereto, and Wells Fargo Retail Finance, LLC, as Agent, as amended prior to the Restatement Date.

“Factored Receivables” means any accounts of any Borrower which have been factored, sold, transferred, conditionally sold or assigned by an Account Debtor of such Borrower to a Bank Product Provider pursuant to a factoring arrangement or otherwise.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“FEIN” means Federal Employer Identification Number.

“Fiscal” means, when followed by “month” or “quarter” or “year”, the relevant fiscal period based on the Borrowers’ fiscal year and accounting conventions (e.g. a reference to “July Fiscal 2009” is to the fiscal month of July of the Borrowers’ 2009 fiscal year) and when followed by reference to a specific year, the fiscal year which encompasses the majority of months in such fiscal year (e.g. if the Borrowers’ 2009 fiscal year ends in February 2010 reference to that year would be to the Borrowers’ “Fiscal 2009”).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to the result of (i) EBITDA, less (ii) Capital Expenditures made during the twelve (12) consecutive calendar months most recently ended less (iii) Parent Tax Distributions during the twelve (12) consecutive calendar months most recently ended, to (b) Consolidated Total Debt Service for the twelve (12) consecutive calendar months most recently ended.

“Freight Forwarders Agreement” means a tri-party agreement in form satisfactory to the Agent, in its Permitted Discretion, among the Agent, Borrowers and a freight forwarder, in which the freight forwarder acknowledges that it has control over and holds the Documents evidencing ownership of the Inventory of a Borrower for the benefit of Agent and the Lender Group and agrees, upon notice by the Agent, to hold and dispose of the subject Inventory solely as directed by Agent.

“Funded Debt” means (a) Indebtedness of the Borrowers and their Subsidiaries relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, and (iv) the maximum drawing amount of all letters of credit outstanding and (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrowers or any of their Subsidiaries.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all of any Person’s present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

“Goods” means all of any Person’s now owned or hereafter acquired right, title, and interest with respect to “goods”, as that term is defined from time to time in the Code, including, without limitation, any and all Inventory and Equipment.

“Governing Documents” means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between any Borrower and a Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrowers’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Increase Effective Date” has the meaning given such term in Section 2.18(d).

“Increased Commitment Amount” has the meaning given such term in Section 2.18(c).

“Increased Commitment Fee” means any fee payable to any Increased Commitment Lender as consideration for such Increased Commitment Lender to become an Increased Commitment Lender hereunder.

“Indebtedness” means: (a) all obligations of a Person for borrowed money, (b) all obligations of a Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other similar financial products, (c) all obligations of a Person under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of a Person, irrespective of whether such obligation or liability is assumed, to the extent, if such obligation or liability is non-recourse, of the lesser of (x) the value of such asset and (y) the amount of the obligation or liability so secured, and (e) any obligation of a Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Indenture” means that certain Indenture, dated as of January 25, 2005 for Poolmart’s Senior Notes, between The Bank of New York, as trustee, and Poolmart, as issuer, as amended from time to time in accordance with the terms hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Instruments” means all of any Person’s now owned or hereafter acquired right, title, and interest with respect to “instruments”, including, without limitation, any “promissory notes”, as such terms are defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Restatement Date, between Borrowers and the Agent, which agreement amends and restates in its entirety that certain Grant of Security Interest in Trademarks and Licenses, dated as of June 22, 2000, between Borrowers and the Agent.

“Interest Period” means, for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Base Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date that is one, two, or three months thereafter, as selected by Borrowers and notified to Agent as provided in Sections 2.14(a) and 2.14(b).

“Inventory” means all present and future inventory in which a Person has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Person’s present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, transfers of property to, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness or Stock or other securities. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Investment Property” means all of a Person’s presently existing and hereafter acquired or arising investment property (as that term is defined in Section 9-115 of the Code).

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“IRS” means the Internal Revenue Service.

“Issuing Bank” means, individually and collectively, Wells Fargo or any other institution that, with the consent of Agent, in Agent’s sole discretion, agrees to become an Issuing Bank for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.2 hereof.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by, among or between the Issuing Bank, Agent and a Borrower or in favor of the Agent or Issuing Bank and relating to any such Letter of Credit.

“Landlord Lien State” means initially Washington, Virginia, and Pennsylvania and such other states in which a landlord’s claim for rent has priority over the Liens of the Agent in the Collateral as determined by Agent, in its sole discretion.

“L/C” has the meaning set forth in Section 2.3(a).

“L/C Advance” has the meaning set forth in Section 2.3(c)(iii).

“L/C Borrowing” has the meaning set forth in Section 2.3(c)(iii).

“L/C Commitment” means the commitment of the Issuing Bank to issue L/Cs from time to time in an aggregate face amount not to exceed the L/C Sublimit at any time.

“L/C Fee” means, as of any date of determination, the “L/C Fee” specified in the grid in the definition of Applicable Margin as adjusted from time to time as provided in such definition.

“L/C Sublimit” means $7,000,000.

“L/C Undertaking” has the meaning set forth in Section 2.3(a).

“L/C Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“Leasehold Interests” means any Borrower’s leasehold estate or interest in each of the properties at or upon which any Borrower conducts business or maintains any of the Collateral, together with the Borrower’s interest in any of the improvements and fixtures located upon or appurtenant thereto, including without limitation, any rights of a Borrower to payments, proceeds of value of any kind or nature realized upon the sale or transfer of such estate or interest.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement as a Lender in accordance with the provisions of Section 15.1.

“Lender Group” means, individually and collectively, each of the individual Lenders, Issuing Bank and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) reasonable and documented fees or charges actually paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable and documented costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Agent or any Affiliate thereof resulting from the dishonor of checks, (e) reasonable and documented costs and expenses paid or incurred by the Agent to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable and documented audit fees and expenses of Agent related to audit examinations of the Borrowers’ Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable and documented costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any guarantor of the Obligations, (h) Agent’s reasonable and documented fees and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, syndicating, administering, amending or modifying the Loan Documents and any related document or instrument, and (i) Agent’s reasonable fees and expenses (including attorneys’ fees, consulting, accounting, investment banking and similar professional fees and charges) incurred in terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout”, a “restructuring”, or an Insolvency Proceeding concerning any Borrower or in exercising any rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any remedial action concerning the Collateral.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Application” has the meaning set forth in Section 2.3(b)(i).

“Letter of Credit Expiration Date” has the meaning set forth in Section 2.3(a).

“Letter of Credit Rights” means all of any Borrower’s now owned or hereafter acquired right, title, and interest with respect to “letter of credit rights”, as that term is defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“Leverage Ratio” means as at any date of determination, the ratio of (a) Total Debt outstanding on such date to (b) EBITDA.

“LGP” means Leonard Green & Partners, L.P.

“Lien” means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes or from a sale of accounts receivable or chattel paper, or the interest of a lessor under a Capital Lease or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

“Liquidation” means the exercise, by the Agent, of those rights and remedies accorded to the Agent under the Loan Documents and applicable law as a creditor of the Borrowers following and on account of the occurrence and continuation of an Event of Default in respect of the realization on Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement. “Liquidation” shall include the conduct of sale or disposition of all or substantially all the Borrowers’ assets by the Borrowers, including without limitation, the conduct of “going out of business” or similar sales with the consent of the Agent.

“Loan Account” has the meaning set forth in Section 2.12.

“Loan Documents” means this Agreement, the Disbursement Letter, the Letters of Credit, the Restricted Account Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreement, the Revolving Credit Note, the Agent’s Fee Letter, any certificates (including without limitation, any Perfection Certificate, Solvency Certificate, and each Compliance Certificate) from time to time delivered in connection with this Agreement or any other Loan Document and any other agreement entered into, now or in the future, in connection with this Agreement or any other Loan Document.

“LPM” means LPM Manufacturing, Inc., a California corporation.

“Management Agreement” means that certain Management Agreement, dated January 25, 2005, between Poolmart and LGP, in the substantially the form delivered by Poolmart to Agent prior to the Restatement Date.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Poolmart on a consolidated basis, (b) the material impairment of the Borrowers’ ability to perform their obligations under the Loan Documents or of the Lender Group to enforce the Secured Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the Liquidation of such Collateral, or (d) a material impairment of the priority of the Lender Group’s Liens with respect to the Collateral.

“Maturity Date” has the meaning set forth in Section 3.3.

“Maximum Commitment Amount” means $50,000,000 (subject to increase pursuant to Section 2.18 hereof) less any reductions in the Maximum Commitment Amount made pursuant to Section 3.5.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which a Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Negotiable Collateral” means all of a Person’s present and future letters of credit, notes, drafts, Instruments, Goods covered by Documents, Investment Property, securities (including the shares of stock of Subsidiaries of such Person), Documents, Leasehold Interests, Chattel Paper and all supporting obligations of the foregoing.

“Net Book Value” means, at any time, the gross amount of any Borrower’s Inventory that is located in the United States, conforms to the representations and warranties contained in Section 5.3 hereof, less reserves required by GAAP, and is reflected on the most recent consolidated balance sheet of Poolmart delivered pursuant to Section 6.3 hereof.

“Nominee” means a business entity (such as a corporation or limited partnership) formed by the Agent or any Lender to own or manage any Post Foreclosure Asset.

“Non-consenting Lender” has the meaning given such term in Section 19.10.

“Obligations” means all Advances, including the principal thereof and interest thereon (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Fees), and all other obligations of the Borrowers arising under any of the Loan Documents, including without limitation fees and Lender Group Expenses that the Borrowers are required to perform, observe, pay or reimburse under any of the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued or been so payable), whether absolute or contingent, due or to become due, or now existing or hereafter arising.

“Officer’s Closing Certificate” means that certain closing certificate, dated as of the date hereof, executed and delivered by the chief financial officer of each Borrower to the Agent.

“Originating Lender” has the meaning set forth in Section 15.1(e).

“Parent” means Leslie’s Holdings, Inc., a Delaware corporation.

“Parent Debt Service Distributions” has the meaning set forth in Section 7.11(a) hereof.

“Parent Debentures” means the Parent’s $128,072,179.62 aggregate amount of Series A Junior Subordinated Debentures dated June 1, 2009.

“Parent Note Purchase Documents” means the Note Purchase Agreement, dated as of February 20, 2007, by and among the Parent and GSMP 2006 Onshore US, Ltd., GSMP 2006 Offshore US, Ltd., GSMP 2006 Institutional US, Ltd., GSO Domestic Capital Funding LLC, GSO Origination Funding Partners LP and GSO Special Situations Fund LP and all documents, instruments, agreements and certificates delivered in connection therewith, as the same may be amended, supplemented or otherwise modified (and including the documents and instruments governing or evidencing any Indebtedness incurred to refinance, in whole or in part, the Indebtedness outstanding thereunder).

“Parent Tax Distributions” has the meaning set forth in Section 7.11(d).

“Participant” has the meaning set forth in Section 15.1(e).

“Payment Intangible” as defined in the Code and also includes any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Payoff Letters” means (i) a letter, in form and substance satisfactory to Agent in its Permitted Discretion, from PNC Bank, National Association to Agent respecting the amount necessary to repay in full all of the obligations of any Borrower and any other guarantors thereof owing to PNC Bank, National Association under the Existing Credit Agreement and (ii) a letter, in form and substance satisfactory to Agent in its Permitted Discretion, from Bank of America to Agent respecting the amount necessary to repay in full all of the obligations of any Borrower and any other guarantors thereof owing to Bank of America under the Existing Credit Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title N of ERISA, or any successor thereto.

“Perfection Certificate” means the perfection certificate submitted by Borrowers to Agent in connection with the execution and delivery of this Agreement, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent in its Permitted Discretion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Holder” means LGP and any Affiliate thereof.

“Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

“Permitted Liens” means (a) Liens held by the Lender Group securing the Secured Obligations, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money security interests and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.20(c) and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of a Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of a Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which a Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, and (j) easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that do not materially interfere with or impair the use or operation of the Collateral by any Borrower, or materially interfere with the ordinary conduct of the business of a Borrower.

“Permitted Parent Debt” has the meaning given such term in Section 7.1(d).

“Permitted Protest” means the right of a Borrower to protest any Lien (other than any such Lien that secures the Secured Obligations) (other than payroll taxes or taxes that are subject of a United States federal tax lien) or rental payment, provided that (a) Borrowers establish any reserve required in respect of such obligation in accordance with GAAP, (b) any such protest is instituted and diligently prosecuted by such Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of the Lender Group in and to the Collateral or, if Agent is not so satisfied, Agent shall have established such reserve against Availability as it deems appropriate in its Permitted Discretion.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by a Borrower or with respect to which it may incur liability.

“Poolmart” has the meaning set forth in the preamble to this Agreement.

“Post Foreclosure Asset” means any asset of the Borrowers for which the Agent “credit bids” in the course of the exercise of its rights and remedies pursuant to any Loan Document.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro-Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate amount of the Commitments.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Borrower.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Rate” means the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as WFRF may designate.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Requested Increased Commitment Amount” has the meaning given such term in Section 2.18(a).

“Required Lenders” means, at any time, Agent, together with such other Lenders (other than Delinquent Lenders) whose Pro Rata Shares together with Agent, aggregate

50.1% or more of the Commitments (without, for purposes of this definition, giving effect to the Pro Rata Shares of the Commitment of any Delinquent Lender); provided that, at any time there are two or more Lenders (other than Delinquent Lenders), “Required Lenders” shall be comprised of at least two Lenders (other than Delinquent Lenders).

“Requirement of Law” means, as to any Person: (a) (i) all statutes and regulations and (ii) court orders and injunctions, arbitrators’ decisions, and/or similar rulings, in each instance by any Governmental Authority or arbitrator applicable to or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject; and (b) that Person’s organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentages” for any Interest Period means, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), that is in effect on such date as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to “Eurocurrency liabilities” (as defined in Federal Reserve Board Regulation D).

“Restatement Date” means the date on which all of the conditions precedent set forth at Section 3.1 are satisfied as determined by Agent in its Permitted Discretion.

“Restricted Account” shall mean any depository account, DDA, or Investment Property account designated by Agent as a “Restricted Account” and subject to a Restricted Account Agreement.

“Restricted Account Agreements” means an agreement, in form and substance satisfactory to Agent, in its Permitted Discretion, executed and delivered by the applicable Borrower, Agent, and the applicable Restricted Account Bank, which agreement is sufficient to give Agent “control” over the subject Restricted Account as provided in the Code.

“Restricted Account Bank” means Wells Fargo or such other bank(s) as may be agreed to by Agent and Borrowers from time to time.

“Restricted Payments Cap” means an aggregate amount of payments which Borrowers are permitted pursuant to Sections 7.8(a), 7.11(b), 7.11(c), and 7.13(d) not to exceed $50,000,000 in any Fiscal year; unless, after the Restatement Date, Parent pays “in kind” any accrued interest on any Indebtedness of Parent, in which case the annual “Restricted Payments Cap” shall increase after the first anniversary of the Restatement Date by the annual amount of interest accruing on such interest that was paid “in kind”; provided, however, that such cap shall not exceed $55,000,000 during the 365 day period from the first anniversary of the Restatement Date to the second anniversary, and shall not exceed, after the second anniversary of the Restatement Date, $60,000,000.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolving Credit Note” as defined in Section 2.1(a) hereof.

“Revolving Facility Usage” means, as of any date of determination, the aggregate amount of Advances and undrawn Letters of Credit, and unpaid reimbursement obligations in respect of drawings under Letter of Credit, then outstanding.

“Revolving Credit Termination Date” shall mean the earliest to occur: (a) the Maturity Date; (b) termination of this Agreement pursuant to Section 3.5; or (c) termination of this Agreement by the Lenders upon the occurrence and during the continuation of an Event of Default (which termination shall be automatic upon the occurrence of an Event of Default under Sections 8.4 or 8.5).

“Secured Obligations” means collectively and individually all Obligations and all Bank Product Obligations of either or both Borrowers.

“Securities Account Control Agreement” means each Securities Account Control Agreement, in form and substance satisfactory to Agent, in its Permitted Discretion, executed and delivered by the applicable Borrower, Agent, and a securities intermediary, which agreement is sufficient to give Agent “control” over the subject Securities Account or Investment Property as provided in the Code.

“Senior Notes” means Poolmart’s 7.75% Senior Notes due February 1, 2013.

“Settlement” has the meaning set forth in Section 2.1(j)(i).

“Settlement Date” has the meaning set forth in Section 2.1(j)(i).

“Solvency Certificate” means a certificate signed by an Authorized Person of the Borrowers, dated as of the Restatement Date, demonstrating the Solvency of Poolmart on a consolidated basis.

“Solvent” means, with respect to any Person on a particular date, that on such date, on a consolidated basis, (a) at fair valuations, all of the properties and assets of such Person as an entirety on a going concern basis are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person as an entirety on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Standby L/C” means L/Cs issued pursuant to this Agreement, the drawing under which does not require the delivery of bills of lading, airway bills or other similar types of documents of title, or which are customarily referred to as “standby letters of credit”.

“Stock” means all shares, options, warrants, interests, participation, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Subordinated Debt” means unsecured Indebtedness of a Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Secured Obligations, and evidenced by a written instrument containing subordination provisions in form and substance approved by the Agent in writing.

“Supporting Obligation” has the meaning given such term in the Code and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Taxes” or “Tax” includes any taxes, duties, fees, premiums, assessments, levies, tariffs and any other charges whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all fines, penalties, interest, additions to tax, installments on account of taxes, or other additional amounts imposed, assessed or collected by any Governmental Authority in respect thereof, and including those related to any tax-sharing agreement or any other contract relating to the sharing or payment of any such Taxes, or levied on, or measured by, or referred to as, gross income, net income, gross receipts, profits, royalty, capital, capital gains, transfer, land transfer, sales, goods and services, harmonized sales, use, alternative, net worth, value-added, severance, premium, real property, capital stock, personal property, ad valorem, windfall profits, environmental, excise, stamp, withholding, business, franchise, property development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions, all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of Applicable Law.

“Tax Returns” includes all returns, elections, filings, forms, and any other documents (whether in electronic, tangible or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes under Applicable Law.

“Total Debt” means with respect to the Borrowers and its Subsidiaries, the result of, without duplication, of (a) the aggregate amount of Indebtedness of each Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Lease or any Capital Lease, and (iv) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by any Borrower or any of their Subsidiaries.

“Underlying Issuer” means any Person who is the beneficiary of an L/C Undertaking.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer in consequence of which an Issuing Bank has agreed to issue an L/C Undertaking.

“Unreimbursed Amount” has the meaning set forth in Section 2.2.

“Unused Line Fee” has the meaning set forth in Section 2.13(b).

“Voidable Transfer” has the meaning set forth in Section 19.6.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFRF” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers on a consolidated basis unless the context clearly requires otherwise.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4. Construction. Unless the context of this Agreement or, with respect to any other Loan Document, such Loan Document, clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,”

“hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such Loan Document as a whole and not to any particular provision of this Agreement or such Loan Document. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in writing by the requisite members of the Lender Group. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1. Revolving Advances.

(a) Amounts. Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, during the term of this Agreement, to make cash advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Commitment less the outstanding balance of all undrawn or unreimbursed Letters of Credit. The obligation to repay each Lender’s Pro Rata Share of the Advances, with interest as provided herein, shall be further evidenced by a promissory note made by the Borrowers payable to the order of such Lender in the form of Schedule 2.1(a) annexed hereto (each, a “Revolving Credit Note”). Neither the original nor a copy of the Revolving Credit Notes shall be required, however, to establish or prove any Obligations. In the event that a Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Agent upon receipt from the applicable Lender of a lost note affidavit and reasonably satisfactory indemnification from the applicable Lender.

(b) Revolving Nature. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(c) Limits on Obligation. The Lenders shall have no obligation to make an Advance if: (i) a Default or an Event of Default has occurred and is continuing; (ii) a Default or Event of Default would be reasonably likely to result from the making of such Advance; or (iii) after giving effect to the making of such Advance, the Revolving Facility Usage would exceed the Maximum Commitment.

(d) Revolving Credit Termination Date. All amounts borrowed pursuant to this Section, together with all other Obligations, shall be due and payable on the Revolving Credit Termination Date.

(e) Procedure for Borrowing. Each Borrowing and election of an applicable interest rate shall be made by an irrevocable written request by an Authorized Person delivered to Agent, which notice must be received by Agent (i) no later than 11:00 a.m. (California time) on the date that is the requested Funding Date in the case of a request for an Advance bearing interest at the Base Rate or (ii) at least three (3) Business Days prior to the date that is the requested Funding Date in the case of a request for an Advance bearing interest at a Eurodollar Rate, in each case specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(f) Agent’s Election. Promptly after receipt of a request for a Borrowing of an Advance pursuant to Section 2.1(e) in an amount equal to or less than $5,000,000, the Agent shall elect, in its discretion, (i) to have the terms of Section 2.1(g) apply to such requested Borrowing, or (ii) to make an Agent Loan pursuant to the terms of Section 2.1(h) in the amount of the requested Borrowing. Any requested Borrowing in an amount greater than $5,000,000 shall be made pursuant to the terms of Section 2.1(g).

(g) Making of Advances.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.1(g) in excess of $5,000,000 or otherwise at the Agent’s election in accordance with Section 2.1(f), the Agent shall notify the Lenders, not later than 10:00 a.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telephone, and promptly followed by telecopy, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 12:00 p.m. (California time) on the Funding Date applicable thereto. After the Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Sections 3.1 and 3.2, the Agent shall make the proceeds of such Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Agent to the Designated Account; provided, however, the Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if the Agent has actual knowledge, that (A) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date,

(ii) Unless Agent receives notice from a Lender on or prior to the Restatement Date or, with respect to any Borrowing after the Restatement Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such Lender’s Pro Rata Share available to Agent in immediately available funds on the applicable Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender (including any Deteriorating Lender) shall not have made its Pro Rata Share of such Borrowing available to Agent in immediately available funds on such Funding Date and Agent in such circumstances has made available to Borrowers such amount, that Lender shall immediately following such Funding Date make its Pro Rata Share of such Borrowing available to Agent, together with interest at the Defaulting Lenders Rate for each day or portion thereof from such Funding Date to the day on which such Lender has so paid Agent. A notice from Agent submitted to any Lender with respect to amounts (including interest) owing under this subsection shall be conclusive, absent manifest error. If such Lender’s Pro Rata Share of such Borrowing, plus any accrued interest payable by such Lender to Agent thereon, is paid to Agent by such Lender such payment (excluding interest) to Agent shall constitute such Lender’s Advance on the Funding Date for such Borrowing for all purposes of this Agreement. If such amount is not paid to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(h) Making of Agent Loans.

(i) In the event of any requested Borrowing of an Advance in an amount less than or equal to $5,000,000, at the Agent’s election (it being expressly understood that the Agent has no commitment to make such Advance), Agent may make an Advance in the amount of such Borrowing (any such Advance made solely by the Agent pursuant to this Section 2.1(h) being referred to as an “Agent Loan” and such Advances being referred to collectively as “Agent Loans”) available to Borrowers on the Funding Date applicable thereto by transferring same day funds to Borrower Designated Account. Each Agent Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Advance). The Agent shall not make any Agent Loan if the Agent has actual knowledge, that (i) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in Sections 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Agent Loan.

(ii) The Agent Loans shall be secured by the Collateral and shall constitute Advances and Secured Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances pursuant to Section 2.8.

(i) Agent Protective Advances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.1 or 3.2 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders which Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof; (B) to enhance the likelihood of, or maximize the amount of repayment of the Secured Obligations, or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.1(i) being hereinafter referred to as “Agent Protective Advances”); provided, that Agent shall not make any Agent Protective Advances to Borrowers without the consent of the Required Lenders if the amount thereof would exceed $5,000,000 in the aggregate at any one time.

(ii) Agent Protective Advances shall be repayable on demand and secured by the Collateral, shall constitute Advances and Secured Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances pursuant to Section 2.8.

(j) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Agent Loans, and the Agent Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) for itself, with respect to each Agent Loan and Agent Protective Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telephone and promptly followed by telecopy, or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (California time) on the Business Day immediately preceding the date of such requested Settlement (the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Agent Loans, and Agent Protective Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the principal, interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including Section 2.1(j)(ii)): (y) if a Lender’s balance of the Advances, Agent Loans, and Agent Protective Advances exceeds such Lender’s Pro Rata Share of the Advances, Agent Loans, and Agent Protective Advances as of a Settlement Date, then Agent shall by no later than 10:00 a.m. (California time) on the Settlement Date transfer in same day funds to the account of such Lender as Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Protective Advances; and (z) if a Lender’s balance of the Advances, Agent Loans, and Agent Protective Advances is less than such Lender’s Pro Rata Share of the Advances, Agent Loans, and Agent Protective Advances as of a Settlement Date, such Lender shall no later than 10:00 a.m. (California time) on the Settlement Date transfer in same day funds to such account of the Agent as the Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Protective Advances. Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Loan or Agent Protective Advance and, together with the portion of such Agent Loan or Agent Protective Advance representing WFRF’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

(ii) In determining whether a Lender’s balance of the Advances, Agent Loans, and Agent Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Agent Loans, and Agent Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such Settlement.

(iii) Between Settlement Dates, the Agent, to the extent no Agent Protective Advances or Agent Loans are outstanding, may pay over to WFRF any payments received by the Agent, which in accordance with the terms of the Agreement would be applied to the reduction of the Advances, for application to WFRF’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to WFRF’s Pro Rata Share of the Advances other than to Agent Loans or Agent Protective Advances, as provided for in the previous sentence, WFRF shall pay to the Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, the Agent with respect to Agent Loans and Agent Protective Advances, and each Lender with respect to the Advances other than Agent Loans and Agent Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Agent or the Lenders, as applicable.

(k) Notation. The Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Agent Loans and Agent Protective Advances owing to the Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(l) Lenders’ Failure to Perform. All Advances (other than Agent Loans and Agent Protective Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

(m) Effect of Bankruptcy. If a case is commenced by or against any Borrower under the Bankruptcy Code, or other statute providing for debtor relief, prior to the payment in full of the Obligations and the termination of the Commitments, or if any of the Agent or any Affiliate shall seek to provide a Borrower with, or consent to a third party’s providing , any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral, constituting Collateral under Section 363 of the Bankruptcy Code, or any similar provision of any state or foreign insolvency law (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each of the Lenders agrees that it will not raise any objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on any basis and not offer its support of any alternative debtor-in-possession financing which seeks to prime or be pari passu with the Secured Obligations.

2.2. Defaulting Lender.

(a) If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Lenders, Agent, the Borrowers or any other party at law or in equity, and not in limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations in respect of Required Lender votes, this Agreement or the other Loan Documents shall be suspended for so long as such Lender remains a Defaulting Lender, (ii) such Defaulting Lender (on its own behalf and on behalf of any of its Affiliates that is a Bank Product Provider) shall be deemed to have permanently (unless reinstated as set forth below) assigned, without further consideration, any and all payments due to it from the Borrowers, whether on account of outstanding Advances, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Pro Rata Shares of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Agent, any amount payable to such Defaulting Lender (or to any Affiliate of such Defaulting Lender which is a Bank Product Provider) hereunder (whether on account of principal, interest, fees, Bank Products or otherwise) shall, in lieu of being distributed to such Defaulting Lender (or its Affiliate), be retained by the Agent as cash collateral for, and applied by the Agent to, defaulted and future funding obligations of the Defaulting Lender in respect of any Advance or existing or future participating interest in any Letter of Credit. The Defaulting Lender’s (and its Affiliates) decision-making and participation rights and rights to payments as set forth in clauses (i), (ii) and (iii) hereinabove shall be restored only upon (a) the payment by the Defaulting Lender of its Pro Rata Share of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at a rate equal to the Base Rate from time to time in effect from the date when originally due until the date upon which any such amounts are actually paid and (b) receipt by the Agent and the Borrowers of a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrowers of their duties and obligations hereunder.

(b) The Agent shall also have the right, but not the obligation, in its Permitted Discretion, to cause the assignment to a non-Defaulting Lender or Lenders or an Eligible Transferee, in accordance with the terms and conditions of Section 15.1, hereof, without any further action by the Defaulting Lender for no cash consideration, of the Defaulting Lender’s Commitment to fund future Advances and participate in Letters of Credit. Upon any such assignment of the Commitment of any Defaulting Lender, the Defaulting Lender’s share in future Advances, Letters of Credit, and any fees payable to the Lenders and its other rights under the Loan Documents with respect thereto (but not with respect to then outstanding Obligations owed to the Defaulting Lender) shall terminate on the date of such assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c) In addition to the rights of the non-Defaulting Lenders set forth in Section 2.2(b) above, each Borrower shall have the right, at any time, upon at least five Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitments and to replace such Defaulting Lender in accordance with the provisions of Section 19.10 hereof.

(d) Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender (and their respective Affiliates and their employees, agents, consultants, advisors, and attorneys) from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Pro Rata Share of an Advance, participate in Letters of Credit, or to otherwise perform its obligations under the Loan Documents.

2.3. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the Agent, in reliance upon the agreements of the Lenders set forth in this Section 2.2 shall endeavor to cause the Issuing Bank from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue letters of credit for the account of the Borrowers (each, an “L/C”) or to undertake to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Restatement Date, the prospective Underlying Issuer is Wells Fargo) for the account of Borrowers, and to amend or extend Letters of Credit previously issued by the Issuing Bank, in accordance with Section 2.3(b) below and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that (w) after giving effect to the issuance of any requested Letter of Credit, Revolving Facility Usage shall not exceed the Maximum Commitment, (x) such Letter of Credit shall not be issued in an amount which would exceed Availability as in effect immediately prior to its issuance, (y) any Lender’s Pro Rata Share shall not exceed such Lender’s Commitment, (y) L/C Usage shall not exceed the L/C Sublimit, and (z) the expiry date of the proposed Letter of Credit is no later than thirty (30) days prior to the Maturity Date (the “Letter of Credit Expiration Date”). Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the issuance or amendment so requested complies with the conditions set forth in the proviso to the preceding sentence and with the succeeding clauses “ii” and “iii”. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Without limitation of the foregoing clause “i” no Letter of Credit shall be issued, if:

(A) with respect to any Standby L/C, subject to Section 2.3(b)(iii), the expiry date of such requested Standby L/C would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) with respect to Documentary Letters of Credit, subject to Section 2.3(b)(iii), the expiry date of such requested Documentary Letter of Credit would occur more than 180 days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date.

(iii) Without limitation of the foregoing clauses “i” and “ii”, no Letter of Credit shall be issued without the prior consent of the Agent and Issuing Bank if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which the Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the Issuing Bank, in its discretion and with the consent of the Agent, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars.

(D) any Lender is at such time a Deteriorating Lender hereunder, unless the Agent or the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Deteriorating Lender to eliminate the Issuing Bank’s risk with respect to such Lender.

(iv) The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article 17 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 17 included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the Agent in the form of a Letter of Credit application in form and substance satisfactory to the Issuing Bank in its Permitted Discretion (the “Letter of Credit Application”), appropriately completed and signed by an Authorized Person. Any Letter of Credit Application or other document delivered hereunder that is signed by an Authorized Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action and such Authorized Person shall be conclusively presumed to have acted on behalf of the Borrowers. Such Letter of Credit Application must be received by the Agent not later than 11:00 a.m., California time, at least two Business Days (or such other date and time as the Agent may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and Issuing Bank in their Permitted Discretion: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Agent or Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and Issuing Bank in their Permitted Discretion: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Agent and Issuing Bank may require in their Permitted Discretion. Additionally, the Borrowers shall furnish to the Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Agent may reasonably require.

(ii) Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Usage, there shall be an automatic adjustment to the participations hereby created to reflect the new Pro Rata Shares of the assigning and assignee Lenders.

(iii) If the Borrowers so request in any applicable Letter of Credit Application, the Issuing Bank may, in its Permitted Discretion, issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Agent or Issuing Bank, the Borrowers shall not be required to make a specific request to the Agent or Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Agent shall instruct the Issuing Bank not to permit any such extension if (A) the Agent has determined that it would not be permitted, or would have no obligation, at such time to cause the issuance of such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) the Issuing Bank has received notice (which may be by telephone or in writing) on or before the day that is thirty days before the Non-Extension Notice Date from the Agent or the Borrowers that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and directing the Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will make available to the Borrowers and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Agent thereof and the Agent shall notify the Borrowers; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment. Not later than 10:00 a.m. (California time) on the date of any payment made by the Issuing Bank under a Letter of Credit if such notice of a Letter of Credit drawing is received by the Borrowers before 9:00 a.m. (California time) on such date or 10:00 a.m. (California time) on the Business Day immediately following such date if such notice of a Letter of Credit drawing was received after 9:00 a.m. (California time) on such date (each such date, an “Honor Date”), the Borrowers shall reimburse the Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the Issuing Bank by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount subject to the amount of the unutilized Commitments and the conditions set forth in Section 3.2. Any notice given by the Issuing Bank or the Agent pursuant to this Section 2.3(c)(i) may be given by telephone or electronic means.

(ii) Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Agent for the account of the Issuing Bank in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 10:00 a.m., California time, on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Bank a Borrowing in the amount of the Unreimbursed Amount that is not so refinanced (such Borrowing, an “L/C Borrowing”), which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the Issuing Bank pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an Advance from such Lender in satisfaction of its participation obligation under this Section 2.2 (each such Advance, an “L/C Advance”).

(iv) Until each Lender funds its Base Rate Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.

(v) Each Lender’s obligation to make Base Rate Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Base Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Advance included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At anytime after the Issuing Bank has made a payment under any Letter of Credit and has received from the Agent a Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral, in form and substance satisfactory to Agent, applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the Issuing Bank pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 19.6 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Base Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, provided that the Issuing Bank has acted commercially reasonably;

(iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Agent and the Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid. Borrowers’ delivery of any such notice shall not relieve or waive Borrowers’ reimbursement obligations with respect to any such Letter of Credit in the event of any drawing thereunder.

(f) Role of Issuing Bank. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Agent or any of their respective Affiliates, officers, directors, employees, agents, attorneys, and attorneys-in-fact nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of a breach of this Agreement, violation of Applicable Law, gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit and the proceeds thereof; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Agent, any of their respective officers, directors, employees, agents, attorneys, and attorneys-in-fact nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Bank’s breach of this Agreement, violation of Applicable Law, willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the Issuing Bank may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Underlying L/Cs.

(i) Borrowers agree to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit. Borrowers understand that the L/C Undertakings may require Issuing Bank to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Borrowers hereby agree to indemnify, save, defend, and hold the Issuing Bank harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees), or liability incurred by the Issuing Bank under any L/C Undertaking as a result of the Issuing Bank’s indemnification of any Underlying Issuer; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Bank.

(ii) Borrowers hereby authorize and direct any Underlying Issuer to deliver to the Issuing Bank all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Bank’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(iii) Any and all charges, commissions, fees, and costs incurred by the Issuing Bank relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Bank; it being acknowledged and agreed that the Underlying Issuer may impose charges for amendments, extensions, drawings, and renewals.

(h) Increased Cost.

If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer, Issuing Bank, or the Agent with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(B) there shall be imposed on the Underlying Issuer, Issuing Bank or the Agent any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Underlying Issuer, Issuing Bank, Agent or Lenders of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Underlying Issuer, Issuing Bank, Agent or Lenders, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Underlying Issuer, Issuing Bank, Agent or any Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(i) Cash Collateral. Upon the request of the Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then extant L/C Usage. For purposes of this Section 2.2 “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the then extant L/C Usage, pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank in their Permitted Discretion (which documents are hereby consented to by the Lenders). The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo or an account maintained by the Agent subject to a Restricted Account Agreement. If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate L/C Usage, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse the Issuing Bank and, to the extent not so applied, shall thereafter be applied to satisfy other Secured Obligations.

(j) Documentary and Processing Charges Payable to Issuing Bank. The Borrowers shall pay to the Agent on behalf of the Issuing Bank for the Issuing Bank’s own account the customary presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. It is acknowledged and agreed by Borrowers that such fees and charges may be changed from time to time. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Consignment of Bill of Lading. The Borrowers shall upon the request of the Agent consign to the Agent, or the Issuing Bank any bill of lading which Inventory which is supported by a Documentary Letter of Credit issued by the Issuing Bank.

(l) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(m) The Borrowers hereby agree to indemnify, save, defend, and hold Agent, Issuing Bank and each Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Agent, Issuing Bank or any Lender arising out of or in connection with any Letter of Credit including any such loss or claim due to any action taken by any Issuing Bank; provided, however, that Borrowers shall not be obligated hereunder to indemnify the Agent, Issuing Bank or any Lender for any loss, cost, expense, or liability that is caused by the bad faith, gross negligence or willful misconduct of such Person. The Borrowers further agree to hold Agent and each Lender harmless from any errors or omission, negligence or misconduct by the Issuing Bank. The Borrowers agree to be bound by the Agent’s, Issuing Bank’s or Underlying Issuer’s regulations and interpretations of any Letter of Credit, even though this interpretation may be different from Borrowers’ own, and the Borrowers understand and agree that none of the Agent, the Lenders, or any Issuing Bank shall be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto other than those caused by its own bad faith, gross negligence or willful misconduct. The Borrowers understand that L/C Undertakings may require Lenders to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrowers against such Underlying Issuer. The Borrowers hereby agree, severally each as to 100%, to indemnify, save, defend, and hold each Lender harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees), or liability incurred by Lenders under any L/C Undertaking as a result of Lender’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the bad faith, gross negligence or willful misconduct of such Lender.

(n) On the Restatement Date, (i) Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Agreement, (iii) the face amount of such Existing Letters of Credit shall be included in the calculation of the Availability, (iv) the provisions of this Agreement shall apply thereto, and the Borrowers and the Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit that they would have if such Letters of Credit had been issued pursuant to this Agreement and (v) all liabilities of any Borrower with respect to such Existing Letters of Credit shall constitute obligations of the Borrower hereunder.

2.4. Intentionally Omitted.

2.5. Intentionally Omitted.

2.6. Payments.

(a) Payments by Borrowers.

(i) All payments to be made by Borrowers shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent for the account of the Lenders, Issuing Bank or Agent, as the case may be, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 am. (California time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(iii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders or Issuing Bank that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender or Issuing Bank on such due date an amount equal to the amount then due such Lender or Issuing Bank. If and to the extent Borrowers have not made such payment in full to Agent, each Lender or Issuing Bank shall repay to Agent on demand such amount distributed to such Lender or Issuing Bank, together with interest thereon at the Base Rate for each day from the date such amount is distributed to such Lender or Issuing Bank until the date repaid.

(b) Apportionment and Application of Payments. Except as otherwise provided with respect to Defaulting Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Agent’s or Issuing Bank’s separate account) shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to Agent and all such payments not relating to principal or interest on specific Advances, or not constituting payment of specific fees and all proceeds of Collateral received by Agent, shall be applied, first, to pay any fees or expense reimbursements then due to Agent from Borrowers; second, to pay any fees or expense reimbursements then due to the Lenders and Issuing Bank from Borrowers; third, to pay interest due in respect of all Advances, including Agent Loans and Agent Protective Advances; fourth, to pay or prepay principal of Agent Loans and Agent Protective Advances; fifth, ratably to pay principal of the Advances (other than Agent Loans and Agent Protective Advances) and unreimbursed obligations in respect of Letters of Credit (and, if such payment occurs after the acceleration of the Obligations due to an Event of Default, to Cash Collateralize all outstanding Letters of Credit up to an amount equal to 105% of the aggregate extant value of all such Letters of Credit); and sixth, ratably to pay any other Secured Obligations due to Agent, any Lender or any Bank Product Providers by Borrowers. Agent shall promptly distribute to each Lender (for Lender’s own account and for the account of any Affiliate of such Lender which is a Bank Product Provider) and Issuing Bank, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it (or any of its Affiliates which is a Bank Product Provider) may be entitled to receive, subject to a Settlement delay as provided for in Section 2.1(j).

2.7. Overadvances. If, at any time or for any reason, the Revolving Credit Usage is greater than Maximum Commitment as then in effect, Borrowers immediately shall pay to Agent, in cash, the amount of such excess to be used by Agent to reduce the Obligations pursuant to the terms of Section 2.6(b).

2.8. Interest and Letter of Credit Fees: Rates, Payments, and Calculations.

(a) Interest Rate. Except as provided in Section 2.8(c), all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Eurodollar Rate Loan, at a per annum rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans and (ii) if the relevant Obligation is an Base Rate Loan, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans, and (iii) all other Obligations (except Letters of Credit) at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fee. As to each outstanding Letter of Credit, Borrowers shall pay Agent, for the benefit of the Lender Group, an L/C Fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.3(g)) which shall accrue at a rate equal to the aggregate L/C Fees applicable to such Letters of Credit times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two percentage points above the sum of the Base Rate plus the Applicable Margin, and

(ii) the L/C Fees provided in Section 2.8(b) shall be increased to a per annum rate equal to two percentage points above the L/C Fee otherwise payable hereunder.

The interest rates and L/C Fees set forth in these subsections (i) and (ii) of this Section 2.8(c) shall be collectively referred to as the “Default Rate”.

(d) Intentionally Omitted.

(e) Payments. Interest in respect of Base Rate Loans and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on the last day of the applicable Interest Period or, if an Event of Default has occurred and is continuing, on the first day of each month during the Interest Period. Each Borrower hereby authorizes Agent, at its option, without prior notice to such Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.3(e) (as and when accrued or incurred), the fees and charges provided for in Section 2.13 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to the applicable Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter constitute Advances hereunder and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

(f) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess or held as Cash Collateral for the Secured Obligations in Agent’s Permitted Discretion.

2.9. Cash Management; Collection of Accounts.

(a) Borrowers shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.9 (each a “Cash Management Bank”), and (ii) at all times maintain a Restricted Account. Immediately after the Restatement Date, Borrowers shall deposit all Collections in respect thereof to such Restricted Account or into one of the DDAs set forth on Schedule 2.9 (a “Cash Management Account”) subject to the requirements of this Section 2.9. Borrowers, Agent, and the Restricted Account Bank shall enter into the Restricted Account Agreement, in form and substance satisfactory to Agent in its Permitted Discretion, which among other things shall provide for the opening of the Restricted Account for the deposit of Collections at the Restricted Account Bank. Each Borrower agrees that all Collections and other amounts received by such Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited (i) into the Restricted Account or (ii) into a Cash Management Account. Each Cash Management Bank shall be directed by the Borrowers via irrevocable written notice in form and substance satisfactory to the Agent in its Permitted Discretion to remit all such Collections and such other amounts no less frequently than once each day to, and only to, the Restricted Account. The Restricted Account Agreement and arrangement contemplated thereby shall not be modified by a Borrower without the prior written consent of Agent. Upon the terms and subject to the conditions set forth in the Restricted Account Agreement, so long as no Cash Dominion Event has occurred and is continuing, Borrowers shall have the right to have the entire collected balance in the Restricted Account transferred, on a daily basis, to the Operating Account (as defined in the Restricted Account Agreement), and upon the occurrence and during the continuation of Cash Dominion Event and direction by Agent to the Restricted Account Bank, amounts on deposit in the Restricted Account may be retained therein or transferred, all at the direction of the Agent, or, the Restricted Account may be transferred, at the direction of the Agent, into the name of Agent and all amounts received in the Restricted Account wired each Business Day into an account (the “Agent’s Account”) maintained by Agent at a depositary selected by Agent.

(b) Upon the occurrence and during the continuation of any Cash Dominion Event, Borrowers hereby authorize Agent to, without further notice to or consent from Borrowers, date the Credit Card Notifications and DDA notifications delivered to Agent by Borrowers pursuant to Section 6.25 hereof and deliver such Credit Card Notifications and DDA notifications to the applicable Credit Card Processors and DDA institutions. Borrowers shall not attempt to change any direction or designation set forth in any Credit Card Notification or DDA notification regarding payment of charges or funds on deposit without the prior written consent of Agent. As a condition to the termination of any Cash Dominion Period, Borrowers shall deliver replacement original executed and undated Credit Card Notifications and DDA notifications to Agent, to be used by the Agent pursuant to the first sentence of this Section 2.9(b) in the event a subsequent Cash Dominion Event occurs. Borrowers further agree to deliver such replacement Credit Card Notifications and DDA notifications to Agent in the event that the Agent notifies the Borrowers that any such notifications are lost, mutilated, or destroyed.

2.10. Crediting Payments; Application of Collections. The receipt of any Collections by Agent immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent’s Account or unless and until such Collection item is honored when presented for payment. Should any Collection item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.11. Designated Account. Agent and the Lender Group are authorized to make the Advances and to issue the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.8(e). Borrowers agree to establish and maintain a single Designated Account with the Designated Account Bank (which at all times shall be Restricted Account) for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by the Lender Group hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance requested by Borrowers and made by the Lender Group hereunder shall be made to the Designated Account.

2.12. Maintenance of Loan Account; Statements of Obligations. At the request of Borrowers, to facilitate and expedite the administration and accounting processes and procedures of their borrowings under this Agreement, Agent shall maintain a single account on its books in the names of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances made by the Lender Group to Borrowers or for Borrowers’ account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrowers. In accordance with Section 2.10, the Loan Account will be credited with all payments received by Agent from any Borrowers or for any Borrowers’ account. Agent shall render one statement regarding the Loan Account to Poolmart on behalf of Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting the Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements. Each Borrower hereby expressly agrees and acknowledges that Agent shall have no obligation to account separately to such Borrower.

2.13. Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Fee Letter. As and when due and payable under the terms of the Agent’s Fee Letter, Borrowers shall pay to Agent the fees set forth in the Agent’s Fee Letter.

(b) Unused Line Fee. On the first day of each calendar quarter during the term of this Agreement during which: (i) Average Quarterly Availability for the immediately preceding calendar quarter (or portion thereof during which this Agreement was in effect) was less than fifty percent (50%), an unused line fee in an amount equal to 0.50% per annum multiplied by the Average Quarterly Availability during such quarter, and (ii) Average Quarterly Availability for the immediately preceding calendar quarter (or portion thereof during which this Agreement was in effect) was equal to or greater than fifty percent (50%), an unused line fee in an amount equal to seventy-five percent (0.75%) per annum multiplied by the Average Quarterly Availability during such quarter.

(c) Financial Examination and Appraisal Fees. For the separate account of Agent, Borrowers shall, to the extent provided in Section 4.7 hereof, pay all reasonable audit fees plus out-of-pocket expenses, for each audit of the Collateral performed by or at the request of Agent (excluding, in any event, the cost of appraisal of Inventory), or the actual reasonable charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers (excluding, in any event, the cost of appraisal of Inventory).

2.14. Eurodollar Rate Loans. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

(a) Borrowing; Conversion; Continuation. Borrowers may from time to time, on or after the Restatement Date (and subject to the satisfaction of the requirements of Sections 3.1 and 3.2), request in a written or telephonic communication with Agent: (i) Advances made up of Eurodollar Rate Loans; (ii) that Base Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed Funding Date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period (in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed Funding Date therefor, each of the following conditions is satisfied:

(i) no Event of Default exists;

(ii) no more than five Interest Periods would be in effect at any one time;

(iii) the amount of each Eurodollar Rate Loan borrowed, converted, or continued must be in an amount not less than $500,000 and integral multiples of $100,000 in excess thereof;

(iv) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to it and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers; and

(v) Agent shall have received such request at least two Business Days prior to the proposed Funding Date therefor.

Any request by Borrowers to borrow Eurodollar Rate Loans, to convert Base Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that the Agent shall determine under Section 2.14(a), or as to any Lender that determines under Section 2.15, that such Eurodollar Rate Loans cannot be made or continued.

(b) Determination of Interest Period. By giving notice as set forth in Section 2.14(a), Borrowers shall select an Interest Period for such Eurodollar Rate Loan. The determination of the Interest Period shall be subject to the following provisions:

(i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

(iii) if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv) Borrowers may not select an Interest Period which expires later than the Maturity Date.

(c) Automatic Conversion. Any Eurodollar Rate Loan shall automatically convert to a Base Rate Loan upon the last day of the applicable interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.14(a).

2.15. Illegality. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender’s then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17. If circumstances subsequently change so that such Lender shall determine that it is no longer so affected, such Lender will promptly notify Agent and Borrowers, and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be reinstated.

2.16. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date;

(i) shall subject such Lender to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to Eurodollar Rate Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) the establishment of a tax based on the net income of such Lender or changes in the rate of tax on the net income of such Lender and (y) United States withholding taxes in respect of payments made to any Lender that is organized under the law of any jurisdiction other than the United States or a political subdivision thereof);

(ii) shall in respect of Eurodollar Rate Loans impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii) shall impose on such Lender any other condition with respect to Eurodollar Rate Loans;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing, or maintaining Eurodollar Rate Loans or to increase the cost to such Lender in respect of Eurodollar Rate Loans, by an amount which such Lender deems to be material, or to reduce any amount receivable hereunder in respect of Eurodollar Rate Loans, or to forego any other sum payable thereunder or make any payment on account thereof in respect of Eurodollar Rate Loans, then, in any such case, if such Lender is demanding payment of additional amounts in respect thereof by borrowers generally that are reasonably similarly situated with the Borrowers, Borrowers shall promptly pay to Agent (for the benefit of such Lender), upon such Lender’s demand, any additional amounts necessary (without duplication of any other amounts paid by Borrowers with respect thereto or reserved by Agent pursuant to the definition of Adjusted Euro-dollar Rate) to compensate such Lender for such increased cost or reduced amount receivable; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow such Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost; provided, further, that the Lender shall not be entitled to demand payment of any such amount that is attributable to any period prior to 60 days before such demand is made. If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.16, such Lender shall promptly notify Agent and Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted in reasonable detail by such Lender to Agent and Borrowers shall be conclusive in the absence of manifest error. Within five Business Days after a Lender notifies Borrowers and Agent of any increased cost pursuant to the foregoing provisions of this Section 2.16, Borrowers may convert all Eurodollar Rate Loans then outstanding into Base Rate Loans in accordance with Section 2.14 and, additionally, reimburse such Lender for any cost in accordance with Section 2.17. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

(b) If a Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority made subsequent to the Restatement Date or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Restatement Date does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Agent and Borrowers of a prompt written request therefor accompanied by a certified calculation in reasonable detail, Borrowers shall pay to Agent (for the benefit of such Lender) such additional amount or amounts as will compensate such Lender or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

2.17. Indemnity. Borrowers agree to indemnify Agent and each Lender and to hold Agent and Lenders harmless from any loss or expense which Agent or any Lender may sustain or incur as a consequence of (a) default by Borrowers in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrowers in making a Borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrowers in making any prepayment of a Eurodollar Rate Loan after Borrowers have given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement, upon an Event of Default, or otherwise), including, in each case, any such loss or expense (but excluding loss of margin or anticipated profits)

arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that Agent or any Lender, if requesting indemnification, shall have delivered to the Borrowers a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Calculation of all amounts payable to any such Lender under this Section 2.17 shall be made as though such Lender had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

2.18. Increase in Commitments.

(a) Request for Increase. The Borrowers may make a one time request by written notice to the Agent (which shall promptly notify the Lenders and Issuing Bank) that the Maximum Commitment Amount be increased by an aggregate amount of up to $25,000,000 (the “Requested Increased Commitment Amount”). At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than thirty days from the date of delivery of such notice to the Agent).

(b) WFRF Right of First Refusal. Upon such request to increase the Maximum Commitment Amount, WFRF shall have the right (but not the obligation) to increase its Commitment by an amount equal to the lower of the Requested Increased Commitment Amount or an amount identified by WFRF in written notice to the Borrowers and Agent (it being understood that WFRF may or may not elect to increase its Commitment in its sole discretion). WFRF shall make its election within ten (10) days after receipt of Borrowers’ notice under Section 2.18(a) by written notice to Borrowers through Agent. In the event that WFRF does not so notify Borrowers on or before such tenth day, WFRF shall be deemed to have elected not to increase its Commitment.

(c) Additional Lenders. To achieve the full amount of any Requested Increased Commitment Amount, to the extent that WFRF declines to increase its Commitment, or declines to increase its Commitment by the full Requested Increased Commitment Amount, Agent may arrange, with Borrowers’ consent, for any Affiliate of Bank of America or PNC Bank, National Association or other Eligible Assignees (each an “Additional Commitment Lender”) to become a Lender hereunder and furnish a commitment equal to the Requested Increased Commitment Amount not accepted by WFRF, provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000. The aggregate increased commitment amounts agreed to by WFRF and, if any, each Additional Commitment Lender shall constitute the “Increased Commitment Amount”.

(d) Conditions to Effectiveness of Commitment Increase. As a condition precedent to the increase of the Maximum Commitment Amount by the Increased Commitment Amount, (i) the Borrowers shall deliver to the Agent a certificate of each Borrower dated as of the effective date of such increase (the “Increase Effective Date”) signed by an Authorized Officer of such Borrower (A) certifying and attaching the resolutions adopted by the board of directors (or other applicable governing body) of such Borrower approving or consenting to such increase in the Maximum Commitment Amount, and (B) certifying that, before and after giving effect to such increase in the Maximum Commitment Amount, the representations and warranties contained in Article 5 hereof and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) if applicable, the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid the fees to Agent owing to the Agent under the Fee Letter, and any Increased Commitment Fee payable to the Additional Commitment Lenders (with the understanding that, whether or not WFRF is an Additional Commitment Lender it shall be entitled to receive for its own account a fee equal to the highest fee payable to any Additional Commitment Lender), as the Borrowers, the Agent, and the Additional Commitment Lenders may agree; and (iv) no Default or Event of Default shall exist or result from the increase to the Maximum Commitment Amount. The Borrowers shall prepay any Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to this Agreement) and may borrow on a non-ratable basis from any Lender or Additional Commitment Lender committed to a portion of the applicable Increased Commitment Amount, in each case to the extent necessary to keep the outstanding Advances ratable with any revised Pro Rata Share arising from any nonratable increase in the Commitments under this Section. Each of the parties hereto hereby agrees that the Agent may take any and all further action as may be reasonably necessary to ensure that all Advances in respect of Commitment Increases, when originally made, are included in each Borrowing of outstanding Advances on a pro rata basis.

(e) Effective Date and Allocations. If the Commitments are hereafter increased, the Agent (in consultation with the Borrowers) shall determine the Increase Effective Date of the Increased Commitment Amount and the final allocation thereof among the Additional Commitment Lenders. The Agent shall promptly notify the Borrowers and the Lenders of such final allocation and the Increase Effective Date, and on the Increase Effective Date (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the Increased Commitment Amount, and (ii) the applicable Schedule to the Agreement shall be deemed modified, without further action, to reflect the revised Commitments of the Lenders.

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Restatement Date. The occurrence of the Restatement Date is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions on or before the Restatement Date:

(a) The Restatement Date shall occur on or before September 30, 2009;

(b) The Loan Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral for the benefit of the Agent and the Lenders. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent;

(c) Agent shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

a.	this Agreement (with all exhibits and schedules attached);

b.	Revolving Credit Note for each Lender;

c.	Restricted Account Control Agreements;

e.	Intellectual Property Security Agreement;

f.	the Disbursement Letter;

h.	the Agent’s Fee Letter;

i.	the Payoff Letters;

j.	the Perfection Certificate of the Borrowers; and

k.	any other documents and agreements required by the Agent.

(d) Agent shall have received a certificate from the Secretary of each of the Borrowers attesting to the resolutions of each Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement, the other Loan Documents and the transactions contemplated hereby to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(e) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Restatement Date, certified by the Secretary of such Borrower, each in form and substance satisfactory to Agent in its Permitted Discretion;

(f) Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Restatement Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(g) Agent shall have received certificates of status with respect to each Borrower, each dated within 15 days of the Restatement Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(h) Agent shall have received a pro forma Compliance Certificate dated as of the Restatement Date;

(i) Agent shall have received the Solvency Certificate and Agent shall otherwise be satisfied, in its Permitted Discretion, with the capital structure of the Borrowers and their Affiliates;

(j) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Agent and its counsel in their Permitted Discretion;

(k) Agent shall have received an opinion of Borrowers’ counsel with respect to this Agreement and the other Loan Documents, in form and substance satisfactory to Agent in its Permitted discretion;

(l) Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(m) Agent shall have received evidence satisfactory in Agent’s Permitted Discretion that the Borrowers have received all consents, licenses, approvals or evidence of other actions required by any Person, including any Governmental Authority, in connection with the execution and delivery by the Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby, (other than intellectual property security interest filings to be made on the Restatement Date);

(n) Agent shall have received an Officer’s Closing Certificate dated as of the Restatement Date, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion;

(o) Agent shall have received copies of the Senior Notes, Indenture, Parent Note Purchase Documents, the form of Parent Debentures, and any other documents evidencing any Indebtedness of Borrowers or Parent, and the Management Agreement.

(p) No Material Adverse Change shall have occurred since the September 30, 2008 financial statements delivered to the Agent; and

(q) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

3.2. Conditions Precedent to all Advances and all Letters of Credit. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, the Lender Group or any of their Affiliates;

(d) the amount of any requested Advance or Letter of Credit shall not exceed the Availability at such time; and

(e) no Material Adverse Change shall have occurred.

3.3. Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and the Lender Group and shall continue in full force and effect for a term ending on September 30, 2012 (the “Maturity Date”) if not earlier terminated. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate the Lender Group’s obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4. Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers or Borrowers’ duties, Obligations, or covenants hereunder, and the Lender Group’s continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligation to provide additional credit hereunder is terminated.

3.5. Early Termination or Reduction of Commitments and Maximum Commitment Amount by Borrowers. The provisions of Section 3.3 that allow termination of this Agreement by Borrowers only on the Maturity Date notwithstanding, Borrowers have the option: at any time upon at least 15 days prior written notice to Agent, to terminate this Agreement in full (but not in part) by paying to Agent (for the ratable benefit of the Lender Group), in cash, the Obligations (including depositing with Agent an amount equal to 105% of the undrawn amount of the Letters of Credit, which Cash Collateral shall be returned to Borrowers by Agent net of the amount of all drawings under such Letters of Credit and all costs and expenses associated therewith), in full, together with a fee (the “Early Termination Fee”) equal to the following amount:

Effective Date of Termination	Early Termination Fee
Prior to and including the second anniversary of the Restatement Date	0.50% of the Maximum Commitment Amount

Thereafter	0.0%

3.6. Termination Upon Event of Default. If the Lender Group terminates this Agreement upon the occurrence and during the continuation of an Event of Default which Agent has reasonably determined to be been caused intentionally by a Borrower, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender Group’s lost profits as a result thereof, Borrowers shall pay to Agent (for the ratable benefit of the Lender Group) upon the effective date of such termination, a fee in an amount equal the Early Termination Fee. Such amount shall be presumed to be the amount of damages sustained by the Lender Group as the result of the early termination and Borrowers agree that it is reasonable under the circumstances currently existing. The fee provided for in this Section 3.6, shall be deemed included in the Obligations.

4. CREATION OF SECURITY INTEREST.

4.1. Grant of Security Interest. Each Borrower confirms that it has granted and, for the avoidance of doubt, hereby grants to Agent, for the benefit of the Lender Group and any Bank Product Provider to whom any Borrower owes Bank Product Obligations, a continuing security interest in all of its right, title and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Secured Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. The security interests granted to the Agent, for the benefit of the Lender Group and any Bank Product Provider, in the Collateral shall attach to all Collateral without further act on the part of the Agent, Lender Group or Borrowers.

4.2. Control of Collateral. If from time to time any Collateral, having a value of $250,000 or more, as determined by Agent, including proceeds or supporting obligations, consists of property or rights of a Borrower in which the perfection or priority of the Agent’s Liens is dependent upon or enhanced by Agent’s gaining control of such Collateral, Borrowers shall immediately notify Agent and, at Agent’s request, deliver the appropriate Restricted Account Control Agreements or take such actions as may be necessary to give Agent control over such Collateral as provided in the Code; provided, however, that the Borrowers shall not be required to deliver Restricted Account Control Agreements for any DDAs maintained and administered in compliance with Section 2.9 hereof.

4.3. Negotiable Collateral. In the event that any Collateral, including proceeds, of value in excess of $250,000 is evidenced by or consists of Negotiable Collateral, Borrowers, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.4. Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify customers or Account Debtors of any Borrower that the Accounts, General Intangibles, or Negotiable Collateral of such Borrower have been assigned to Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral of such Borrower directly and charge the collection costs and expenses to the Loan Account. After the occurrence and during the continuation of an Event of Default, each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by such Borrower.

4.5. Delivery of Additional Documentation Required. At any time upon the request of Agent, Borrowers shall execute and deliver to Agent all continuation financing statements, fixture filings, security agreements, pledges, assignments, control agreements, affidavits, reports, notices, schedules of accounts, letters of authority, and bailee acknowledgments, each in form and substance satisfactory to Agent and hereby authorizes Agent to file any financing statements, amendments to financing statements, continuation to financing statements as deemed necessary or desirable by Agent and, after the occurrence and during the continuation of an Event of Default, endorsements of certificates of title, applications for title, and, in any event (whether prior to or after the occurrence of an Event of Default), all other documents that Agent reasonably may request, each in form satisfactory to Agent, to perfect and continue perfected the Liens of the Lender Group (and their applicable Affiliates) in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by Applicable Law, each Borrower authorizes Agent to execute any such documents in such Borrower’s name and authorizes the Agent to file such documents in any appropriate filing office. Without limiting the foregoing, Borrowers shall (a) give the Agent prompt written notice of any Commercial Tort Claim of Borrowers not specifically identified on Schedule 5.10(b) and any Letter of Credit Right of Borrowers. Borrowers shall grant to the Agent, for the benefit of the Lender Group (and their applicable Affiliates), a security interest in any such Commercial Tort Claim or Letter of Credit Right and the proceeds thereof, and (b) on such periodic basis as the Agent shall require, (i) provide Agent with a report of all new patents, registered copyrights, registered trademarks and licenses with respect to any of the foregoing (ii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, registered copyrights and registered trademarks as being subject to the security interests created thereunder, and (iii) execute and deliver to Agent at Agent’s request supplemental intellectual property security agreements with respect to such patents, registered trademarks or registered copyrights for filing with the appropriate filing office.

4.6. Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.5, sign the name of such Borrower on any of the documents described in Section 4.5, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to any Account of such Borrower, drafts against Account Debtors, schedules and assignments of Accounts of such Borrower, verifications of Accounts of such Borrower, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of such Borrower’s mail to an address designated by Agent, to receive and open all mail addressed to such Borrower, and to retain all mail relating to the Collateral of such Borrower and forward all other mail to such Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles of such Borrower directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as such Borrower’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligation to extend credit hereunder is terminated.

4.7. Right to Inspect. Unless an Event of Default shall have occurred and be continuing, Agent (through any of its officers, employees, or agents) shall have the right, (i) upon reasonable notice to the Borrowers, to inspect Borrowers’ Books and to conduct an audit and (ii) to conduct an appraisal and inventory of the Collateral in order to verify Borrowers’ financial condition or the amount, quality, value, condition of or any other matter relating to, the Collateral at Agent’s discretion (upon reasonable notice to the Borrowers). Following the occurrence and continuation of an Event of Default, the Agent (through any of its officers, employees, or agents) shall have the right to (i) conduct audits at Agent’s discretion and (ii) conduct appraisals and inventory of the Collateral at Agent’s discretion in order to verify Borrowers’ financial condition or the amount, quality, value, condition of or any other matter relating to, the Collateral. The Borrower shall reasonably cooperate with the Agent or its designees in the conduct of such inventories, appraisals and audits.

5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof and shall be true, correct, and complete in all respects as of the Restatement Date, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, and at and as of any Increase Effective Date as though made on and as of the date of such Advance or Letter of Credit and such Increase Effective Date (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1. No Encumbrances. Each Borrower has good and indefeasible title to all of such Borrower’s property comprising the Collateral, free and clear of Liens except for Permitted Liens.

5.2. Accounts. Unless otherwise indicated in writing to Agent reasonably promptly after the creation thereof, and except to the extent of reserves for returns and bad debts as reflected in the Borrowers’ Books and established in the ordinary course of Borrowers’ business, each Account of each Borrower is genuine and in all material respects what it purports to be and arises out of a completed, bona fide sale and delivery of Goods by such Borrower in the ordinary course of business.

5.3. Inventory. The Borrowers have established such reserves with respect to their Inventory as are adequate in accordance with GAAP, and such reserves are reflected on their most recent consolidated balance sheet delivered pursuant to Section 6.3; such Inventory is owned solely by a Borrower and such Borrower has good title thereto, subject to no Liens that are prohibited hereby; is located at one of the locations set forth on Schedule E-1, (as amended from time to time in accordance with Section 6.12) or in transit in the United States to such a location; such Inventory, if located at a distribution center or warehouse of a Borrower, is subject to a Collateral Access Agreement; and such Inventory is subject to a valid and perfected first priority security interest in favor of the Lender Group.

5.4. Equipment. All of the Equipment of Borrowers is used or held for use in Borrowers’ business and is fit for such purposes.

5.5. Location of Inventory and Equipment. The Inventory and Equipment of Borrowers are not stored with a bailee, warehouseman, or similar party (without delivery to Agent of a Collateral Access Agreement or Agent’s prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

5.6. Inventory Records. Consistent with past practices, each Borrower keeps records itemizing and describing the kind, type and quantity of its Inventory and the Net Book Value thereof.

5.7. Legal Status. As of the Restatement Date, (a) each Borrower’s exact legal name is that indicated on the signature page hereof; (b) such Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s chief executive office, as well as such Borrower’s mailing address, if different; (e) all other information set forth on the Perfection Certificate pertaining to such Borrower is accurate and complete as of the Restatement Date; and (f) there has been no change in any of such information from the date on which the Perfection Certificate was signed by such Borrower to the Restatement Date.

5.8. Due Organization and Qualification; Subsidiaries.

(a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

(b) Set forth on Schedule 5.8 is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Restatement Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8, there are no subscriptions, options, warrants, or calls relating to any shares of such Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Poolmart is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock. Set forth on Schedule 5.8 is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower.

(c) Except as set forth on Schedule 5.8, no capital stock (or any subscriptions, securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of any Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

5.9. Due Authorization; No Conflict.

(a) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

(b) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under the Indenture, any other material contractual obligation or material lease of such Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of such Borrower.

(c) Other than the filing of appropriate financing statements, fixture filings, and mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

(d) This Agreement and the Loan Documents to which any Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Liens granted by each Borrower to Agent (for the benefit of the Lender Group) in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10. Litigation.

(a) There are no actions or proceedings pending by or against any Borrower before any court or administrative agency and no Borrower has any knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Borrower or any guarantor of the Obligations, except for: (i) ongoing collection matters in which a Borrower is the plaintiff, (ii) matters disclosed on Schedule 5.10(a); and (iii) matters that would not reasonably be expected to cause a Material Adverse Change.

(b) Schedule 5.10(b) lists all of the Borrower’s Commercial Tort Claims existing as of the date hereof.

5.11. No Material Adverse Change. All of Poolmart’s consolidated financial statements that have been delivered to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Poolmart’s consolidated financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change on or before the Restatement Date with respect to Borrowers (taken as a whole) since the date of the latest financial statements submitted to the Lender Group on or before the Restatement Date.

5.12. Solvency; Borrowers are Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower. No transfer of property is being made by the Borrowers without receiving a reasonably equivalent value in exchange for such transfer and the Borrowers’ remaining assets are not unreasonably small in relation to their businesses. The Borrowers are Solvent on a consolidated basis.

5.13. Employee Benefits. Each Borrower and each Subsidiary of a Borrower are in compliance in all material respects with all applicable provisions of ERISA; each Borrower and each such Subsidiary have not violated in any material respect any provision of any Benefit Plan maintained or contributed to by Borrower or any such Subsidiary; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Benefit Plan initiated by a Borrower or any such Subsidiary; Borrowers and each Subsidiary of a Borrower have met their minimum funding requirements under ERISA with respect to each Benefit Plan; and each Benefit Plan will be able to fulfill its benefit obligations as they come due in accordance with the Benefit Plan documents and under GAAP.

5.14. Environmental Condition. Except as set forth on Schedule 5.14 to the best of Borrowers’ knowledge, Borrowers and each Subsidiary of a Borrower are in compliance in all material respects with all applicable environmental, hazardous waste, health, and safety statutes and regulations governing their operations and/or properties or relating to the disposal, handling, production, storage, transport or release of Hazardous Materials. To the best of Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been used by Borrowers in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers, and (d) to the best of Borrowers’ knowledge, none of the Borrowers have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal Provincial or state governmental agency concerning any action by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment. To the best of Borrowers’ knowledge, none of the operations of Borrowers or any Subsidiary of a Borrower are the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any Hazardous Material into the environment. To the best of Borrowers’ knowledge, no Borrower or any such Subsidiary has any material contingent liability in connection with any such release of Hazardous Materials into the environment.

5.15. Taxes.

Borrowers have timely filed all Tax Returns required to be filed by Borrowers and all Taxes upon each Borrower or its properties, assets, income, and franchises (including real property Taxes and payroll Taxes) have been paid prior to delinquency, except such Taxes that are the subject of a Permitted Protest.

5.16. Foreign Asset Control Regulations. None of the requesting or borrowing of the Advances, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

5.17. Brokerage Fees. No Borrower has utilized the services of any broker or finder in connection with such Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Borrower in connection herewith.

5.18. Intellectual Property. Except as would not reasonably be expected to result in a Material Adverse Change, each Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached to the Perfection Certificate is a true, correct, and complete listing of all patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which such Borrower is the owner or is an exclusive licensee.

5.19. Leases. Except as would not reasonably be expected to result in a Material Adverse Change, each Borrower enjoys peaceful and undisturbed possession under all leases material to the business of such Borrower and to which such Borrower is a party or under which such Borrower is operating.

5.20. DDAs. The Perfection Certificate sets forth all of the DDAs of the Borrowers as of the date hereof, including, with respect to each depositary (i) the name and address of that depositary, (ii) the account numbers of the accounts maintained with such depositary, and (iii) the purpose for which each deposit account is used (i.e., payroll, benefits, collections, disbursement, etc.).

5.21. Credit Card Receipts. Schedule 5.21 sets forth the Borrowers’ Credit Card Processors and all arrangements to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of all credit card charges for sales by Borrowers.

5.22. Indebtedness. Set forth on Schedule 5.22 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Restatement Date that is to remain outstanding after the Restatement Date. Such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof and whether (and to what extent) such Indebtedness is secured.

5.23. Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of each Borrower in writing to the Agent, Issuing Bank, or Lenders (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is (taken as a whole), and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Borrower in writing to Agent, Issuing Bank, or Lenders will be, true, accurate and complete in all material respects on the date as of which such information is dated or certified. The Business Plan delivered to Agent and Lenders prior to the Restatement Date is, and each additional Business Plan delivered to the Agent hereunder will be, on the date of its delivery, prepared in good faith based on assumptions believed by management of the Borrowers to be accurate and reasonable at the time made, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

5.24. Insurance. Schedule 5.24 annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured. Each of such policies is in full force and effect. The coverage reflected on Schedule 5.24 satisfies the requirements of Section 6.10.

5.25. Requirements of Law. To each Borrower’s knowledge, each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all requirements of law except where the failure of such compliance will not be reasonably likely to have a Material Adverse Change. No Borrower has received any notice of any violation of any requirement of law (other than of a violation which would not be reasonably likely to have a Material Adverse Change) which violation has not been cured or otherwise remedied.

5.26. Investment Company Status. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.27. No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any Borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

5.28. Preferred Stock. The “Preferred Stock” (as defined in the Existing Loan Agreement) has been cancelled and all obligations of Poolmart with respect thereto have been satisfied in full.

5.29. In Transit Inventory. On the Restatement Date, substantially none of Borrowers’ Inventory consists of Inventory in-transit from any other country to the United States.

6. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, such Borrower shall do all of the following:

6.1. Accounting System. Maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP, consistent with past practices.

6.2. Collateral Reporting. At the request of the Agent, provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent: (a) a detailed calculation of the Net Book Value of Inventory, including Inventory mix by major category (including a separate parts inventory category), all in such form and detail as Agent may reasonably require, (b) a summary aging, by vendor, of such Borrower’s accounts payable and any book overdraft, (c) a physical inventory report together with an inventory shrinkage reconciliation schedule based upon such count, (d) a reconciliation of the Borrowers’ general ledger to the perpetual inventory report, and (e) such other reports as to the Collateral or the financial condition of such Borrower as Agent may reasonably request from time to time.

6.3. Financial Statements, Reports, Certificates.

(a) Deliver to Agent: (i) as soon as available, but in any event within 30 days after the end of each month during each of Borrowers’ Fiscal years (or 45 days after end of the last month in each Fiscal quarter), a Borrower prepared consolidated balance sheet, income statement, and, on a quarterly basis only, a statement of cash flow covering the Borrowers’ and their Subsidiaries operations during such period; and (ii) as soon as available, but in any event within 90 days after the end of each of the Borrowers’ Fiscal years, financial statements of Borrowers and their Subsidiaries for each such Fiscal year, audited by independent certified public accountants from a “Big 4” accounting firm or such other accounting firm as is reasonably acceptable to Agent and certified, without any material qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a consolidated balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants’ letter to management.

(b) Together with the above, Borrowers also shall deliver to Agent Borrowers’ Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrowers with the Securities and Exchange Commission, if any, as soon as the same are filed, and any other report reasonably requested by Agent relating to the financial condition of Borrowers.

(c) Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrowers shall deliver to Agent a Compliance Certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Agent hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the consolidated financial condition of the Borrowers and their Subsidiaries, (ii) the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.2 is to be tested, the Borrowers are in compliance at the end of such period with the applicable financial covenants contained in Section 7.20 (and demonstrating such compliance in reasonable detail), (iv) in any month in which any principal amount of Indebtedness arising under the Indenture is redeemed, a statement of the principal amount of such Indebtedness redeemed during such month and during the term hereof; and (v) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any noncompliance, describing such non-compliance as to which he or she may have knowledge and what action such Borrower has taken, is taking, or proposes to take with respect thereto).

(d) Poolmart shall, from time to time, not more frequently than once in any year unless an Event of Default has occurred and is continuing, at the request of the Agent cause its independent certified public accountants to meet and confer with Agent, in the presence of management of Poolmart, to discuss with Agent the Borrowers’ financial affairs.

(e) As soon as available, but in any event within ninety (90) days after the last Business Day of each Fiscal year, copies of Borrowers’ Business Plan, for the forthcoming year, setting forth the Borrowers’ Projections, on a quarter-by-quarter basis, for the upcoming Fiscal year, certified by the chief financial officer of Borrowers (in such officer’s capacity as such and not individually) as being prepared in good faith based on assumptions believed by management of the Borrowers to be reasonable at the time made (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such difference may be material).

(f) Upon the request of Agent, any other report reasonably requested relating to the financial condition of the Borrowers.

6.4. Intentionally Omitted.

6.5. Intentionally Omitted.

6.6. Returns. Cause returns of Inventory and allowances, if any, as between such Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement.

6.7. Title to Equipment. Upon Agent’s request after the occurrence and during the continuation of an Event of Default, such Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.8. Maintenance. Maintain their properties that are necessary in the proper conduct of their business in good working order and condition. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Restatement Date, such Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

6.9. Taxes. Cause all Taxes of such Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Such Borrower shall make due and timely payment or deposit of all such Taxes required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Such Borrower will make timely payment or deposit of all Taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that such Borrower has made such payments or deposits.

6.10. Insurance.

(a) Maintain and keep in force, and cause each Subsidiary of such Borrower to maintain and keep in force, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, property damage, and workers’ compensation, carried with companies and in amounts reasonably satisfactory to Agent, and deliver to Agent from time to time at Agent’s request certificates of insurance setting forth all insurance then in effect; provided, however, that (a) with respect to Borrowers’ and each such Subsidiary’s commercial liability insurance, each Borrower and each such Subsidiary may maintain deductibles which do not exceed, in the aggregate, $500,000 per occurrence, (b) each Borrower and each such Subsidiary may self-insure for workers’ compensation upon disclosure by Borrowers to Agent in writing, so long as such self-insurance program is instituted and maintained in compliance with all applicable laws, rules, and regulations, and (c) with respect to each Borrower’s and each such Subsidiary’s fire and property damage insurance, each Borrower and each Subsidiary may maintain deductibles which do not exceed, in the aggregate, five percent (5%) of their combined net current assets per occurrence.

(b) Except as otherwise provided in (a) above, all hazard insurance and such other insurance as Agent shall specify shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Agent, showing Agent (for the ratable benefit of the Lenders) as sole loss payee thereof and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Agent (for the ratable benefit of the Lenders) and that any loss payable thereunder shall be payable notwithstanding any act or negligence of such Borrower or the Lender Group which might, absent such agreement, result in a forfeiture of all or apart of such insurance payment.

(c) Original policies or certificates thereof satisfactory to Agent evidencing such insurance shall be delivered to Agent at least 30 days prior to the expiration of the existing or preceding policies. Such Borrower shall give Agent prompt notice of any loss covered by such insurance, and, after the occurrence and during the continuation of an Event of Default, Agent shall have the right to adjust any loss. In such event, Agent shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to such Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be disbursed to Borrower under staged payment terms reasonably satisfactory to the Agent for application to the cost of repairs, replacements, or restorations; provided, however that if a Default or Event of Default has occurred and is continuing Agent may, in its Permitted Discretion, apply such funds to the prepayment of the Obligations. Any such repairs, replacements, or restorations shall be affected with reasonable promptness.

(d) Such Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Agent is included thereon as named insured with the loss payable to Agent (for the ratable benefit of Lenders) under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Such Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Agent.

6.11. No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of such Borrower without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any federal, state, or local Taxes.

6.12. Location of Inventory and Equipment. Except for in-transit Inventory, keep the Inventory and Equipment only at the locations (including store locations) identified on Schedule 6.12; provided, however, that Borrowers may amend Schedule 6.12 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment of Borrowers is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrowers provide to Agent, if requested by Agent or otherwise required under this Agreement, a Collateral Access Agreement.

6.13. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change.

6.14. Employee Benefits. Deliver to Agent: (i) promptly, and in any event within 10 Business Days after such Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of such Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrowers, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Such Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by such Borrower, any of its Subsidiaries or, to the knowledge of such Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by such Borrower, any of its Subsidiaries or, to the knowledge of such Borrower, any ERISA Affiliate, of the PBGCs intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

6.15. Leases. Pay when due all rents and other amounts payable under any leases to which such Borrower is a party or by which such Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that such Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Maximum Commitment Amount.

6.16. [Intentionally Omitted.]

6.17. Existence. At all times preserve and keep in full force and effect Borrowers’ valid existence and good standing and any rights and franchises material to the Borrowers’ businesses, except where the failure to maintain a foreign good standing qualification or any right or franchise could not reasonably be expected to result in a Material Adverse Effect.

6.18. Environmental. (a) Keep any property either owned or operated by the Borrowers free of any material Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable and material quantity from or onto property owned or operated by the any Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.19. Immediate Notice to Agent. Each Borrower shall provide Agent with written notice promptly upon actual knowledge of the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(i) Any change in the Authorized Persons;

(ii) Any cessation by such Borrower of its making payment to its creditors generally as such Borrower’s debts become due;

(iii) Any failure by the Borrowers to pay rent at the Borrowers’ locations, which failure continues for more than five (5) Business Days following the last day on which such rent was payable without more than a minimal adverse effect on the Borrowers;

(iv) Any Material Adverse Change in the business, operations, or financial affairs of any Borrower;

(v) The occurrence of any Default or Event of Default;

(vi) Any intention on the part of any Borrower to discharge such Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity;

(vii) Any determination by Borrowers to import an amount of its Inventory in excess of $500,000 in any Fiscal year;

(viii) Any litigation which could reasonably be expected to result in a Material Adverse Change;

(ix) Any determination by Parent or a Borrower, as applicable, to amend, or agree to amend, the terms of Parent Debentures, the Parent Note Purchase Documents, the Indenture or to enter into or amend any other agreement evidencing any Indebtedness of Parent or a Borrower;

(x) The occurrence of any default or event of default under the Parent Debentures, the Parent Note Purchase Documents, the Indenture or any other agreement evidencing any Indebtedness of Parent or a Borrower; and

(xi) Any amendments or waivers (with copies thereof) to any of the documents governing or evidencing the Parent Debentures, the Parent Note Purchase Documents, the Indenture or any other agreement evidencing any Indebtedness of Parent or a Borrower.

6.20. Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining actual knowledge thereof, (a) notify Agent if any written information, exhibit, schedule, or report furnished to the Agent contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof; provided, however, that any Schedules attached to this Agreement or the Perfection Certificate shall be deemed amended by any written notification provided by Borrowers pursuant to this Section.

6.21. Solvency. The Borrowers are in compliance with Section 5.12 hereof on a consolidated basis.

6.22. Line of Business. Each Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan).

6.23. Additional Subsidiaries. If any additional Subsidiary of a Borrower is formed or acquired after the Restatement Date, Borrowers will notify the Agent thereof and (a) each Borrowers will cause such Subsidiary to become a Borrower hereunder and under each applicable Loan Document within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured Obligations as the Agent shall reasonably request.

6.24. In-Transit Inventory. In the event that Borrowers elect to import any Inventory in excess of $500,000 in any Fiscal year from any other country to the United States, Borrowers shall, after the occurrence and during the continuation of a Cash Dominion Event, use their commercially reasonable best efforts to cause such Inventory to be (i) the subject of a negotiable bill of lading (x) that is consigned to Agent (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that is in the possession of Agent or a customs broker or freight forwarder that has executed a Custom Brokers Agreement or Freight Forwarders Agreement with Agent, or (ii) the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt is (x) consigned to Agent (either directly or by means of endorsements), (y) was issued by a consolidator respecting the subject Inventory, and (z) is in the possession of Agent or a customs broker or freight forwarder that has executed a Custom Brokers Agreement or Freight Forwarders Agreement with Agent.

6.25. Post-Restatement Date.

(a) Borrowers shall, on the later of one hundred eighty (180) days after the Restatement Date or prior to the date on which Borrowers commence importing Inventory in excess of $500,000 in any Fiscal year from outside the United States, use commercially reasonable best efforts to deliver to Agent fully executed Customs Brokers Agreements or Freight Forwarders Agreements, as applicable, from each freight forwarder and customs broker that transports or ships Inventory from a location outside the United States for receipt by Borrowers, in each case in form and substance satisfactory to Agent in its Permitted Discretion and executed by the freight forwarder or customs broker, as applicable, the Agent and Borrowers.

(b) Borrowers shall: (i) use commercially reasonable best efforts to deliver a Collateral Access Agreement after the Restatement Date for each retail store location of Borrowers which is, as of any date, located in a Landlord Lien State and (ii) deliver to Agent, within thirty (30) days after the Restatement Date, Collateral Access Agreements for each distribution center or warehouse where any Collateral is located and for Borrowers’ chief executive office.

(c) Borrowers shall, within thirty (30) days after the Restatement Date, execute and deliver to the Agent original but undated Credit Card Notifications duly authorized, executed and delivered by Borrowers, and directed to each Credit Card Processor of Borrowers as of the Restatement Date. In the event that Borrowers retain any Credit Card Processor which was not a Credit Card Processor on the Restatement Date (or if the legal identity of any Credit Card Processor changes because of merger, acquisition, or any other reason), Borrowers shall promptly deliver a duly authorized and executed Credit Card Notification for such additional Credit Card Processor to Agent, which shall be held by the Agent and delivered to the Credit Card Processors, if at all, only after the occurrence and during the continuation of a Cash Dominion Event.

(d) Borrowers shall, within thirty (30) days after the Restatement Date, execute and deliver to the Agent original but undated notifications duly authorized, executed, and delivered by Borrowers, directed to each depositary institution at which Borrowers maintain a DDA on the Restatement Date, and, for any DDA opened after the conclusion of such thirty (30) day period, on the date such DDA is opened, instructing each such institution to remit all amounts deposited from time to time in the DDA to the Restricted Account, which shall be held by the Agent and delivered to such depositary institutions, if at all, only after the occurrence and during the continuation of a Cash Dominion Event.

7. NEGATIVE COVENANTS.

Each Borrower and each Subsidiary of a Borrower covenants and agrees that, so long as any credit hereunder shall be available to Borrowers and until full and final payment of the Obligations, such Borrower or Subsidiary will not:

7.1. Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement;

(b) Indebtedness under the Indenture outstanding as of the Restatement Date (and Indebtedness in exchange thereof not to exceed the aggregate amount of the Indebtedness so exchanged) and such other Indebtedness as set forth on Schedule 5.22;

(c) Indebtedness incurred by Poolmart hereafter to finance the acquisition by Poolmart of real estate or other fixed assets for use in the on-going operations of Poolmart, provided (i) that such Indebtedness is secured only by the real estate or other assets financed thereby, and that such investments in real estate or other assets are permitted under Section 7.21 hereof and (ii) that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $10,000,000;

(d) Indebtedness of Parent in an aggregate principal amount not to exceed $450,000,000 (plus interest paid in kind in respect of any outstanding permitted Indebtedness of Parent) (the “Permitted Parent Debt”);

(e) Indebtedness arising under Capital Leases entered into by a Borrower or any of its Affiliates in the ordinary course of business, provided that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $10,000,000;

(f) Indebtedness incurred by a Borrower or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(g) Indebtedness of any Subsidiary of a Borrower to a Borrower incurred in the ordinary course of business; and

(h) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) (other than Indebtedness under the Indenture), (d), and (g) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Secured Obligations by Borrowers, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Secured Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.

7.2. Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(c) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness); provided that in any event, with respect to any of fee interest in Real Property, Borrowers shall not create or suffer to exist any consensual Liens, or sell or enter into any sale and leaseback transaction relating to any such interest in any Real Property which is owned by a Borrower on the Restatement Date.

7.3. Restrictions on Fundamental Changes. Enter into any merger or consolidation (other than of a Subsidiary of a Borrower into a Borrower, or a Borrower into the other Borrower), reorganization or recapitalization (other than in connection with an acquisition permitted by Section 7.13, in which the Borrower or a Subsidiary is the surviving corporation), or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets.

7.4. Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of such Borrower’s properties or assets other than sales of or other disposition of (a) Inventory, (b) obsolete Equipment, (c) Equipment not used or useful in the conduct of the applicable Borrower’s business, (d) sale and leasebacks of the properties listed on Schedule 7.4 or of any Real Property or fixed assets acquired after the Restatement Date, and (e) other assets (other than Inventory) not exceeding $500,000 per year in book value.

7.5. Change Name. Change such Borrower’s name, FEIN, corporate structure (within the meaning of Section 9-402(7) of the Code), or identity, or add any new fictitious name.

7.6. Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of such Borrower or which are transmitted or turned over to Agent.

7.7. Nature of Business. Make any material change in the principal nature of such Borrower’s business.

7.8. Prepayments and Amendments.

(a) Prepay, redeem, retire, defease, purchase, or otherwise acquire any Funded Debt owing to any Person; provided, however, that Borrowers may prepay, redeem, retire, defease, purchase, or otherwise acquire any Funded Debt if (i) the Availability Condition has been satisfied; (ii) the amount of such prepayment, redemption, retirement, defeasance, purchase, or acquisition does not exceed, when aggregated with all other payments made pursuant to this Section 7.8(a) or any of Sections 7.11(b) and 7.11(c) and Section 7.13(d) in the same Fiscal year, the Restricted Payments Cap then in effect; and (iii) the amount of such prepayment, redemption, retirement, defeasance, purchase, or acquisition does not exceed (A) $25,000,000 per annum if such Funded Debt is prepaid, redeemed, retired, defeased, purchased or otherwise acquired with proceeds of a Borrowing under this Agreement or (B) $50,000,000 per annum if such Funded Debt is prepaid, redeemed, retired, defeased, purchased or otherwise acquired solely by use of Borrowers’ available cash-on-hand, less Revolving Facility Usage at such time.

(b) Directly or indirectly, amend or otherwise modify the terms or conditions of the Indenture or any other agreement, instrument, document, indenture, or other writing evidencing or concerning any other Indebtedness of the Borrowers without Agent’s prior written consent if such amendment or modification to such other Indebtedness would materially adversely change any obligations or covenants of a Borrower or could otherwise be reasonably anticipated to result in a Material Adverse Change.

7.9. Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10. Consignments. Consign any Inventory or sell any inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11. Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of such Borrower’s capital stock, of any class, whether now or hereafter outstanding; provided, however, that:

(a) each Subsidiary of a Borrower may pay cash dividends or distributions to a Borrower or another wholly-owned Subsidiary of a Borrower;

(b) so long as the Availability Condition has been satisfied and subject to the Restricted Payments Cap, a Borrower may:

(i) declare or pay any dividend or make distribution to Parent for the purpose of repurchasing capital stock of Parent or options, warrants or other securities exercisable or convertible into capital stock of Parent from employees and directors of Parent or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees or directors, in an aggregate amount not to exceed $1,000,000 in any calendar year and $4,000,000 in the aggregate plus, in the case of any such repurchase of capital stock, the amount of net cash proceeds received by Parent from the resale of repurchased capital stock to officers or directors of Parent and its Subsidiaries; and

(ii) make distributions or declare or pay any dividends (in cash or other property) on, or otherwise purchase, acquire, redeem, or retire any of such Borrower’s capital stock, of any class;

(c) if the Availability Condition has been satisfied and subject to the Restricted Payments Cap, the Borrowers may make distributions to Parent to pay interest on the Permitted Parent Debt (collectively, the “Parent Debt Service Distributions”); provided, however, that the aggregate amount of Restricted Payments under clauses “b” and “c” of this Section 7.11, when aggregated with all payments made under Sections 7.8(a) and 7.13(d) in any Fiscal year shall not exceed the Restricted Payments Cap at any time; and

(d) the Borrowers may make distributions to Parent in respect of any Fiscal year in an amount up to the federal and state income tax expense of Poolmart on a consolidated basis in such Fiscal year (collectively, the “Parent Tax Distributions”).

7.12. Accounting Methods. Other than pursuant to GAAP or with the concurrence of a “Big 4” accounting firm, modify or change its method of accounting.

7.13. Investments and Acquisitions. Directly or indirectly make any Investment or acquire any assets outside of the ordinary course of business comprising substantially all of the assets of any other Person or of a business unit of any other Person other than (a) Permitted Investments, (b) loans by a Borrower to employees which do not exceed $1,000,000 in the aggregate outstanding at any time, (c) trade credit extended to customers of Borrowers in the ordinary course of business, (d) acquisitions of capital stock of any Person or any assets comprising substantially all of the assets of any other Person or of a business unit of any other Person in an amount not to exceed $30,000,000 in the aggregate over the term of this Agreement so long as the Availability Condition at the time of each such acquisition is satisfied and the aggregate amount of all such acquisitions, together with the aggregate amount of all payments made under Sections 7.8(a) and 7.11(b) and (c) in the same Fiscal year does not exceed Restricted Payments Cap in effect for such Fiscal year.

7.14. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for (x) transactions contemplated under the Management Agreement as in effect as of the Restatement Date and (y) transactions that are in the ordinary course of such Borrower’s business and upon fair and reasonable terms, and that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15. Suspension. Suspend or go out of a substantial portion of its business.

7.16. Fiscal Year. The Borrowers shall not change their Fiscal year from the current twelve month period that comprises each Fiscal year.

7.17. Use of Proceeds. Use the proceeds of the Advances or any Letter of Credit for any purpose other than (i) on the Restatement Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the refinance of any existing Obligations under the Existing Loan Agreement, and (ii) thereafter, for Borrowers’ general corporate purposes and all other lawful and permitted purposes.

7.18. Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lien of Agent (for the benefit of the Lender Group) and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment of such Borrower shall not at anytime now or hereafter be stored with a bailee, warehouseman, or similar party without Agent’s prior written consent and without a Collateral Access Agreement.

7.19. No Prohibited Transactions Under ERISA. Directly or indirectly:

(a) engage, or permit any Subsidiary of such Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise Tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c) fail, or permit any Subsidiary of such Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate, or permit any Subsidiary of such Borrower to terminate, any Benefit Plan where such event would result in any liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

(e) fail, or permit any Subsidiary of such Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

(f) fail, or permit any Subsidiary of such Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g) amend, or permit any Subsidiary of such Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h) withdraw, or permit any Subsidiary of such Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $1,000,000.

7.20. Financial Covenants.

(a) Fixed Charge Coverage Ratio. At any time during which the Revolving Facility Usage exceeds $12,500,000 for more than sixty (60) consecutive days, permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal quarter to be less than 1.10 to 1.00.

(b) Leverage Ratio. Permit the Leverage Ratio for the preceding Fiscal quarter tested as of the last day of any Fiscal quarter to exceed the ratio of 2.75 to 1.00.

(c) Capital Expenditures Covenant. Permit the aggregate amount of Capital Expenditures incurred in any Fiscal year to exceed $25,000,000, provided, however, that if Borrowers expend less (a “Capital Expenditures Savings”) than $25,000,000 on Capital Expenditures in any Fiscal Year, such Capital Expenditure Cap in the next Fiscal Year shall equal the lesser of (i) $25,000,000 plus the amount of the previous Fiscal Year’s Capital Expenditures Savings or (ii) $28,000,000.

(d) Minimum EBITDA. Permit EBITDA as of the last day of any Fiscal quarter to be less than $70,000,000.

7.21. Store Closings. Close (or plan or project to close) more than ten percent (10%) of Borrowers’ retail store locations in any Fiscal year or 12 month consecutive period unless Borrowers have first obtained Agent’s prior written consent which consent may be conditioned, among other things, upon Borrowers’ retention of a nationally recognized liquidator approved by Agent as either a consultant or liquidator in connection with the closing of such stores.

7.22. Securities Accounts. Establish or maintain any Securities Account unless Agent shall have received a Securities Account Control Agreement in respect of such Securities Account.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Payment. If Borrowers fail to pay, within two (2) Business Days of the date due or the date when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations), provided that nothing contained herein shall prohibit Agent from charging such amounts to the Borrowers’ loan account on the due date thereof;

8.2. Covenants, etc.

(a) If any Borrower fails to perform or observe any term, provision, condition, covenant or agreement contained in Section 6.25(a) of this Agreement;

(b) If any Borrower fails to perform or observe any term, provision, condition, covenant or agreement in this Agreement or any of the Loan Documents (other than those listed in Sections 8.1 or 8.2), and, with respect to any such failure which by its nature can be cured, such failure shall continue for a period of 20 days from the date of its occurrence; provided, however, that in the case of a failure which by its nature can be cured under any of the following sections of this Agreement, such failure shall continue for a period of 20 days from the date the such Borrower receives written notice from Agent of the existence of such failure: Section 6.1 with respect to the maintenance of adequate books and records; Section 6.3 with respect to Agent’s satisfaction with form of the financial statements furnished to Agent; Sections 6.9 and 6.10 with respect to the failure to make provision to the satisfaction of Agent for payment of the obligations described therein;

8.3. Attachment. If any material portion of any Borrower’s properties or assets is attached, seized, subjected to a writ or distress warrant; or is levied upon, or comes into the possession of any-third Person, or if any Borrower fails to pay its debts generally when due or admits in writing its inability to pay its debts as they become due;

8.4. Insolvency. If an Insolvency Proceeding is commenced by any Borrower or any of their Affiliates;

8.5. Involuntary Insolvency. If an Insolvency Proceeding is commenced against any Borrower and any of the following events occur: (a) such Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower; or (e) an order for relief shall have been issued or entered therein;

8.6. Judgment. If one or more judgments or orders for the payment of money is rendered against any Borrower or any of its Subsidiaries in excess of $500,000 in the aggregate (provided, that, any judgment covered by insurance where the insurer has assumed responsibility in writing for such judgment shall not be included in calculating such amount) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed;

8.7. Levy. If a notice of Lien, levy, or assessment is filed of record with respect to any Borrower’s or any of such Borrower’s Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any Taxes or debts owing at any time hereafter to anyone or more of such entities becomes a Lien, whether choate or otherwise, upon any of such Borrower’s properties or assets and the same is not paid on the payment date thereof provided that any such Lien or assessment shall not be an Event of Default if for less than $500,000 and if fully reserved by Agent against Availability;

8.8. [Intentionally Omitted]

8.9. Material Agreements. If there is a default by a Borrower under the Indenture or under any other agreement evidencing Indebtedness of a Borrower evidencing Indebtedness outstanding in an amount in excess of $500,000, or under any other agreement to which any Borrower is a party with one or more third Persons the termination or suspension of which would be reasonably anticipated to result in a Material Adverse Change, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of such Borrower’s obligations thereunder, to terminate such agreement or to refuse to renew such agreement pursuant to an automatic renewal right therein;

8.10. Optional Redemption of Indebtedness. If any Borrower makes any optional redemption of Indebtedness under the Indenture or any other Subordinated Debt (other than as contemplated under Section 7.8) or any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11. Misrepresentation. If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by any Borrower or any of their Subsidiaries or any officer, employee, agent, or director of any Borrower or any of their Subsidiaries, on the date any such warranty, representation, statement, or report is made;

8.12. Cessation of Business. Any event occurs, as a result of which revenue producing activities (except to the extent such lost revenue is promptly replaced with business interruption insurance) cease at (a) any of Borrowers’ principal distribution centers and such cessation or curtailment would reasonably be anticipated to result in a Material Adverse Change or (b) any other facility or facilities of the Borrowers generating more than 10% of Borrowers’ consolidated revenues for Borrowers’ Fiscal year preceding such event, and such cessation continues for more than twenty (20) days.

8.13. Change of Control. If a “Change in Control” occurs under and as defined in the Indenture or under and as defined in this Agreement.

8.14. Liens. If this Agreement or any other Loan Document that purports to create a Lien in favor of the Lender Group, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest (subject only to Permitted Liens) in a material portion of the Collateral covered hereby or thereby in which a Lien is required to be perfected under the Loan Documents.

8.15. Loan Documents. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over the Borrowers, seeking to establish the invalidity or unenforceability thereof (as the case may be), or any Borrower that such Borrower has any liability or obligation purported to be created under any Loan Document (as the case may be) or any challenge is brought by any Borrower which seeks to void, avoid, limit or otherwise adversely affect any security interests created by or in any Loan Document or any payment made pursuant thereto or a determination by any court or any other judicial government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Documents terms or which voids, avoids, limits, or otherwise adversely affects any security interests created by any Loan Document or any payment made pursuant thereto.

8.16. Parent Note Purchase Documents. If there is an “Event of Default” (as therein defined) under the Parent Note Purchase Documents or the Parent Debentures or a breach or “Event of Default” under any other Indebtedness of Parent by reason of Parent’s failure to make any payment required by Parent thereunder or if any other “Event of Default” occurs under the Parent Note Purchase Documents, the Parent Debentures or any other such other Indebtedness in consequence of which the holders of such Parent Note Purchase Documents, Parent Debentures or other Indebtedness have caused the acceleration of the maturity of Indebtedness evidenced thereby.

8.17. Material Restraint. The indictment of, or institution of any legal process or proceedings against any Borrower where the relief, penalties or remedies sought or available include the forfeiture of any property of any Borrower and/or the imposition of any stay or other order, in each case, which would cause a Material Adverse Change.

8.18. Indictment. Any indictment of Borrowers’ chief executive officer or chief financial officer under Applicable Law where the crime alleged arises from an act of defalcation, breach of fiduciary duty, embezzlement or intentions) fraud related to senior executive’s work responsibilities and would constitute a felony under Applicable Law unless in the case of an indicted executive, such executive’s employment is terminated within sixty (60) days of such indictment or the Agent determines, in its Permitted Discretion, that such indictment may not reasonably be anticipated to result in a Material Adverse Change.

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Agent may, pursuant to Sections 17.4 and 17.5, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any of the Loan Documents;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group’s rights and security interests in the Collateral and without affecting the Secured Obligations;

(d) Notify Account Debtors and other Persons obligated on the Collateral to make payment or otherwise render performance to or for Agent, and, to the extent permitted under the Code, enforce the obligations of Account Debtors and other Persons obligated on the Collateral and exercise the rights of Borrowers with respect to such obligations and any property that may secure such obligations and settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrowers’ Loan Account with only the net amounts received by Agent in payment of such disputed, Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Take any proceeds of Collateral;

(f) Cause Borrowers to hold all of their returned Inventory in trust for the Lender Group, segregate all such returned Inventory from all other property of any Borrower or in any Borrower’s possession and conspicuously label said returned Inventory as the property of the Lender Group;

(g) Without notice to or demand upon any Borrower or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrowers agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent’s determination appears to conflict with the Liens of Agent (for the benefit of the Lender Group) in the Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(h) Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Secured Obligations any and all (i) balances and deposits of Borrowers held by the Lender Group (including any amounts received in any Restricted Account), or (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

(i) Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in any Restricted Account, to secure the full and final repayment of all of the Secured Obligations;

(j) Instruct each Cash Management Bank, Restricted Account Bank and any other depositary with whom a DDA subject to a Restricted Account Control Agreement is maintained, to pay any and all balances and deposits in the applicable Cash Management Account, Restricted Account, or other DDA to the Agent’s Account.

(k) Instruct any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account;

(l) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted an irrevocable license or other right to use, apply, and/or affix, without charge, any Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and each Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(m) Sell, or cause to be sold, the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Borrowers’ premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(n) Agent shall give notice of the disposition of the Collateral as follows:

(1) Agent shall give Borrowers a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(2) The notice shall be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 12, at least five days before the date fixed for the sale, or at least five days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrowers claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Agent;

(3) If the sale is to be a public sale, Agent also shall give notice of the time and place by publishing a notice one time at least five days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(4) Borrowers agree that such written notice shall satisfy all requirements for notice to the Borrowers which are imposed under the Code or other applicable law with respect to the exercise of the Agent’s rights and remedies upon default.

(o) Agent may credit bid and purchase at any public sale;

(p) Agent may conduct one or more going out of business sales in respect to the Collateral;

(q) The Agent shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents and as a secured party under the Code;

(r) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrowers;

(s) The Agent, in the exercise of the Agent’s rights and remedies upon default, may conduct one or more going out of business sales, in the Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrowers. The Agent’s and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent’s or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent’s or such agent or contractor and none of the Lenders, Borrowers nor any Person claiming under or in right of the Borrowers shall have any interest therein;

(t) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrowers with such notice as may be practicable under the circumstances), the Agent shall give the Borrowers at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrowers agree that such written notice shall satisfy all requirements for notice to the Borrowers which are imposed under the Code or other applicable law with respect to the exercise of the Agent’s rights and remedies upon default;

(u) In connection with the Agent’s exercise of its rights under this Agreement, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrowers, and may exclude the Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Agent be liable to the Borrowers for use or occupancy by the Agent of any premises pursuant to this Agreement, nor for any charge (such as wages for the Borrowers’ employees and utilities) incurred in connection with the Agent’s exercise of the Agent’s rights and remedies; and

(v) The Borrowers hereby grant to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which any of the Borrowers now or hereafter has rights, such license being with respect to the Agent’s exercise of its rights and remedies hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

9.2. Remedies Cumulative. The Lender Group’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES; WITHHOLDINGS.

10.1. Third Party Payments. If, after written request by Agent to a Borrower, such Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by such Borrower could result in a Material Adverse Change, in its discretion and without prior notice to such Borrower, Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.2. Taxes.

(a) All payments required to be made by a Borrower under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless such deduction or withholding is required by Applicable Law or the affected Lender has not made commercially reasonable efforts to minimize its exposure to any such Taxes.

(b) If any Taxes are required to be deducted or withheld by Applicable Law from any amounts payable under the Loan Documents by a Borrower, (i) such Borrower shall promptly pay an additional amount (“Additional Amount”) to the Agent or the applicable Lender as may be necessary so that after making all required Tax deductions or withholdings (including deductions or withholdings applicable to all Taxes on, or arising by reason of, the payment of Additional Amounts), the Agent or applicable Lender receives and retains, an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) such Borrower shall deduct or withhold all Taxes (including Taxes on Additional Amounts) required to be withheld or deducted under Applicable Law from any payments made to the Agent or the Lenders pursuant to the Loan Documents, and (iii) the Borrower shall pay the full amount of all Taxes deducted or withheld under this Section 10.2 to the relevant Governmental Authority on a timely basis, all in accordance with Applicable Law.

(c) The obligations of the Borrowers to pay Additional Amounts under this Section 10.2 shall not apply with respect to “Excluded Taxes”, which shall mean (i) in relation to the Agent or any Lender any Taxes imposed on the net income or capital of the Agent or any Lender (however denominated) and franchise taxes imposed on the Agent or any Lender (in lieu of net income taxes) by any Governmental Authority, and also Taxes that are branch profits taxes or any similar tax imposed by any Governmental Authority, in each case as a result of the Agent or the Lender (1) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (2) being organized under the laws of such jurisdiction or any political subdivision thereof, or (3) being or being deemed to be resident in such jurisdiction or political subdivision thereof and (ii) any withholding Tax that (1) is imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or (2) is attributable to such Lender’s failure to comply with Section 17.10(a).

(d) The Borrowers shall, promptly following receipt of a request from the Agent, pay to the Agent, on its behalf or on behalf of any Lender, any and all Taxes in the nature of sales, use, goods and services, and harmonized sales Taxes payable under the laws of the United States of America, any State of the United States of America or any other country or jurisdiction with respect to any and all goods and services made available under the Loan Documents to any Borrower by the Agent and the Lenders.

(e) Whenever any Taxes are required to be paid by a Borrowers to a Governmental Authority under this Section 10.2, the Borrower shall send or cause to be sent to the Agent, for the account of the Agent and each affected Lender, a certified copy of an original official receipt evidencing payment of such Taxes, or other evidence of such payment reasonably satisfactory to the Agent, within 30 days after the date of any payment of Taxes thereunder.

(f) If a Borrower fails to pay any Taxes under this Section 10.2 when due or if a Borrower fails to send to the Agent the required documentary evidence of the payment of Taxes pursuant to Section 10.2, the Borrowers shall jointly and severally indemnify and save harmless the Agent and the Lenders from any Taxes, interest, penalties or other liabilities that may become payable by the Agent or by any Lender or to which the Agent or any Lender may be subjected to as a result of any such failure. A certificate of the Agent or any applicable Lender as to the amount of any such Taxes, interest, penalties or other liabilities and containing reasonable details of the calculation of such Taxes, interest, penalties or other liabilities shall be, absent manifest error, prima facie evidence of the amount of such Taxes, interest, penalties or other liabilities, as the case may be. The indemnification in this Section 10.2 shall be made within 30 days after the date the Agent or any applicable Lender has submitted a certificate under this Section 10.2.

(g) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by a Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(h) If the Agent or any Lender determines, in its Permitted Discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 10.2, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 10.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Agent or such Lender, agrees to repay the amount paid over to for the account of such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(i) Without prejudice to the survival of any other obligation contained in the Loan Documents, the obligations of a Borrower under this Section 10.2 shall survive the termination of the Loan Documents and the payment of all amounts payable to the Agent or the Lenders under the Loan Documents or with respect to the Loan Documents.

11. WAIVERS; INDEMNIFICATION.

11.1. Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

11.2. The Lender Group’s Liability for Collateral. So long as the Lender Group complies with its obligations, if any, under Section 9207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers.

11.3. Indemnification. Borrowers shall pay, indemnify, defend, and hold each Agent-Related Person, each Lender, each Participant, and each of their respective officers, directors, employees, agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration (including any of the foregoing arising out of the administration of the credit facilities hereunder on a joint borrowing basis) of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower with respect thereto. Borrowers shall be subrogated to an Indemnified Person’s rights of recovery to the extent of any liabilities satisfied by the Borrowers and such Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the execution thereof; provided, however, that, and, notwithstanding the foregoing to the contrary, such subrogation rights of Borrowers may not be exercised until payment in full of all Obligations due hereunder and the termination of the Commitments and shall be subordinate to the Obligations due Lender Group in all respects. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION (OTHER THAN GROSS NEGLIGENCE) OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.4. Joint Borrowers.

(a) Each Borrower agrees that it is jointly and severally, directly and primarily liable to the Agent and the Lenders for payment in full of all Secured Obligations, whether for principal, interest or otherwise and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. The Agent may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Secured Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Secured Obligations to be performed, kept, observed, or fulfilled.

(b) The Loan Documents are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower agrees that its liability -under the Loan Documents shall be immediate and shall not be contingent upon the exercise or enforcement by Agent of whatever remedies it may have against the other Borrowers, or the enforcement of any lien or realization upon any security Agent may at any time possess. Each Borrower consents and agrees that Agent shall be under no obligation (under Section 2899 or 3433 of the California Civil Code or otherwise) to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

(c) Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment of the Secured Obligations. Absent a written request from any Borrower to Agent for information, such Borrower hereby waives any and all rights it may have to require Agent to disclose to such Borrower any information which Agent may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

(d) The liability of each Borrower under the Loan Documents includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under the Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code. If such a revocation is effective notwithstanding the foregoing waiver, each Borrower acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Secured Obligations in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Agent in existence on the date of such revocation, (d) no payment by such Borrower or from any other source prior to the date of such revocation shall reduce the maximum obligation of the other Borrowers hereunder, and (e) any payment by such Borrower or from any source other than Borrowers, subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of each Borrower hereunder.

(e) (i) Each Borrower absolutely, unconditionally, knowingly, and expressly waives (A) notice of acceptance hereof; (B) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Secured Obligations; (C) notice of the amount of the Secured Obligations, subject, however, to each Borrower’s right to make inquiry of Agent to ascertain the amount of the Secured Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder, (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; and (F) all notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents) and demands to which such Borrower might otherwise be entitled:

(ii) its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Agent, on behalf of the Lender Group, to institute suit against, or to exhaust any rights and remedies which Agent has or may have against, the other Borrowers or any third party, or against any Collateral provided by the other Borrowers, or any third party. In this regard, each Borrower agrees that it is bound to the payment of all Secured Obligations, whether now existing or hereafter accruing, as fully as if such Obligations were directly owing to the Lender Group by such Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

(iii) (A) any rights to assert against Agent, any Lender, or any Bank Product Provider any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Agent, any Lender, or any Bank Product Provider; (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Secured Obligations or any security therefor, (C) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of the impairment or suspension of Agent’s rights or remedies against the other Borrowers; the alteration by Agent and Lenders of the Obligations; any discharge of the other Borrowers’ obligations to the Lender Group by operation of law as a result of Agent’s intervention or omission; or the acceptance by the Lender Group of anything in partial satisfaction of the Obligations; (D) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.

(iv) Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Agent including any defense based upon an election of remedies by Agent under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by Agent under Bankruptcy Code Section 1111(b) to limit the amount of, or any collateral securing, the Lender Group’s claim against the Borrowers. Pursuant to California Civil Code Section 2856(b);

(A) “Each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.”

(B) “Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things (i) Agent may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower or any third Person; (ii) if Agent forecloses on any real property collateral pledged by the other Borrower or any third Person: (x) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) Agent may collect from such Borrower even if Agent, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrower or any third Person.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.”

(v) If any of the Obligations at any time is secured by a mortgage or deed of trust upon real property, Agent may elect, in its sole discretion, upon a default with respect to the Obligations, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing the Loan Documents, without diminishing or affecting the liability of any Borrower hereunder except to the extent the Obligations are repaid with the proceeds of such foreclosure. Each Borrower understands that (a) by virtue of the operation of California’s antideficiency law applicable to nonjudicial foreclosures, an election by Agent nonjudicially to foreclose such a mortgage or deed of trust probably would have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against the other Borrowers or other guarantors or sureties, and (b) absent the waiver given by such Borrower, such an election would prevent Agent from enforcing the Loan Documents against such Borrower. Understanding the foregoing, and understanding that such Borrower is hereby relinquishing a defense to the enforceability of the Loan Documents, such Borrower hereby waives any right to assert against Agent any defense to the enforcement of the Loan Documents, whether denominated “estoppel” or otherwise, based on or arising from an election by Agent nonjudicially to foreclose any such mortgage or deed of trust. Each Borrower understands that the effect of the foregoing waiver may be that each Borrower may have liability hereunder for amounts with respect to which such Borrower may be left without rights of subrogation, reimbursement, contribution, or indemnity against the other Borrower or other guarantors or sureties. Each Borrower also agrees that the “fair market value” provisions of Section 580a of the California Code of Civil Procedure shall have no applicability with respect to the determination of such Borrower’s liability under the Loan Documents.

(vi) Until such time as all Obligations have been fully, finally, and indefeasibly paid in full, in cash, each Borrower hereby absolutely, unconditionally, knowingly, and expressly postpones: (1) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (2) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (3) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

(vii) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION 11.4, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9610, 9612, 9615, 9624, 9625 AND 9627, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

(f) Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Agent may, by action or inaction:

(i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents, or any part thereof, with respect to the other Borrowers;

(ii) release the other Borrowers or grant other indulgences to the other Borrowers in respect thereof; or

(iii) release or substitute any guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any guaranty of the Obligations, or any portion thereof.

(g) Agent shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Agent to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against other parties unless Agent has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Agent under the Loan Documents shall serve to diminish the liability of any Borrower thereunder except to the extent that Agent finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

(h) The Obligations shall not be considered indefeasibly paid for purposes of this Section 11.4 unless and until all payments to Agent are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to 11 U.S.C., or otherwise) of any Borrower’s assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Agent shall have no obligation whatsoever to transfer or assign its interest in the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Agent is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and each Borrower shall be liable for the full amount Agent is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred pursuant to 11 U.S.C.) paid by Agent in connection therewith.

(i) Each Borrower warrants and agrees that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which a Borrower otherwise may have against the other Borrower, the Lender Group or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

11.5. Costs and Expenses of Agent and Lenders.

(a) The Borrowers shall pay from time to time on demand all costs of collection, Lender Expenses and all reasonable costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses) which are incurred by Agent in connection with the preparation, negotiation, execution, administration and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Obligations.

(b) The Borrowers shall pay from time to time on demand all Lender Expenses (including reasonable attorneys’ and solicitors’ fees and reasonable attorneys’ and solicitors’ expenses) incurred, following the occurrence of any Event of Default, by the Lenders or Agent.

(c) Each Borrower authorizes the Agent to pay all such fees and expenses, and in the Agent’s discretion, to add such fees and expenses to the Loan Account.

(d) The undertaking on the part of each Borrower in this Section 11.5 shall survive payment of the Obligations and/or any termination, release, or discharge executed by any Agent in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 11.5.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrowers or to Agent, as the case may be, at its address set forth below:

If to Borrowers:	LESLIE’S POOLMART, INC. 3925 E. Broadway Road Suite 100 Phoenix, Arizona 85040 Attn: Chief Financial Officer Fax No. 602-366-3942

with copies to:	GIBSON, DUNN & CRUTCHER LLP 333 South Grand Avenue Los Angeles, California 90071-3197 Attn: Brian D. Kilb, Esq. Fax No. 213.229.7520

If to Agent or the Lender Group:	WELLS FARGO RETAIL FINANCE, LLC One Boston Place 18th Floor Boston, Massachusetts 02108 Attn: Jennifer Blanchette Fax No. 617.523.4029

with copies to:	BROWN RUDNICK LLP One Financial Center Boston, MA 02111 Attn: Steven B. Levine, Esq. Fax : 617.856.8201

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with Sections 9-504 or 9-505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by Agent in connection with Sections 9-610, 9-611, 9-612, or 9-620 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF THE LENDER GROUP, IN ANY OTHER COURT IN WHICH THE LENDER GROUP SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. DESTRUCTION OF BORROWERS’ DOCUMENTS.

All documents, schedules, invoices, agings, or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent four months after they are delivered to or received by Agent, unless Borrowers requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrowers’ expense, for their return.

15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

15.1. Assignments and Participations.

(a) Any Lender may, subject to the terms and conditions of this Section 15, assign and delegate to one or more Eligible Transferees or, with the prior written consent of Agent, Issuing Bank, and Borrowers (provided, however, that Borrowers’ consent shall not be required if an Event of Default has occurred and is continuing), any other Person (each an “Assignee”) all, or any ratable part, of the Obligations, the Commitments, and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000, which assignment shall not become effective until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to Borrowers and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrowers and Agent a fully executed Assignment and Acceptance (“Assignment and Acceptance”) in the form of Exhibit A-1; and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s sole and separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(b) From and after the date that Agent notifies the assignor Lender that it has received a fully executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any guarantor or the performance or observance by Borrowers or any guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments of the Assignor and Assignee arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, which consent shall not be unreasonably withheld, sell to one or more Persons (a “Participant”) participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has any right to approve or consent to, or vote with respect to, any amendment to, or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of or reduce the amount of, the interest or fees hereunder in which such Participant is participating; or (E) change the amount or due dates of scheduled principal repayments or prepayments or fees in respect of the Obligations hereunder in which such Participant is participating; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Originating Lender had not sold such participation. The rights of any Participant shall only be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Agent, Borrowers, the Collections, the Collateral, or otherwise in respect of the Advances or the Letters of Credit. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose to the proposed assignee or participant all documents and information which it now or hereafter may have relating to Borrowers or Borrowers’ business if such Person has agreed to be bound by the confidentiality provisions of this Agreement.

(g) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

15.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 15.1 and, except as expressly required pursuant to Section 15.1, no consent or approval by Borrower is required in connection with any such assignment.

16. AMENDMENTS; WAIVERS.

16.1. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrowers and acknowledged by Agent, do any of the following:

(a) increase or extend the Commitment of any Lender;

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which is required for the Lenders or any of them to take any action hereunder;

(e) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(f) release Collateral other than as permitted by Section 17.11;

(g) change the definition of “Required Lenders”;

(h) release Borrowers from any Obligation for the payment of money; or

(i) amend any of the provisions of Article 17.

and, provided further that no amendment, waiver or consent shall affect the rights or duties of Agent or Issuing Bank under this Agreement or any other Loan Document unless in writing and signed by Agent or Issuing Bank, as applicable; and, provided further, that the limitation contained in clause (d) above shall not be deemed to limit the ability of Agent to make Advances or Agent Loans, as applicable, in accordance with the provisions of Sections 2.1(i), 2.1(j), or 2.1(k). The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

16.2. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrowers and Agent and/or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

16.3. Replacement of Holdout Lender. If any action to be taken by the Lenders or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 15.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

17. AGENT; THE LENDER GROUP.

17.1. Appointment and Authorization of Agent. Each Lender (on its own behalf and on behalf of any Affiliate which is a Bank Product Provider) hereby designates and appoints WFRF as its Agent under this Agreement and the other Loan Documents and each Lender (on its own behalf and on behalf of any Affiliate which is a Bank Product Provider) hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Article 17. The provisions of this Article 17 are solely for the benefit of Agent and the Lenders, and Borrowers shall not have any rights as a third party beneficiary of any of the provisions contained herein; provided, however, that the provisions of Sections 17.10, 17.11, and 17.16(d) also shall be for the benefit of Borrowers. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary or other non-contractual relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents, including making the determinations contemplated by Section 2.1(b). Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Advances, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents; and (h) incur the Agent’s Cover.

17.2. Delegation of Duties. Except as otherwise provided in this Section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct. The foregoing notwithstanding, Agent shall not make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

17.3. Liability of Agent-Related Persons. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or, (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Borrower, or any of such Borrower’s Subsidiaries or Affiliates. Agent may employ attorneys, accountants, and other professionals and agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys-in-fact selected by the Agent with reasonable care. No such attorney, accountant, other professional, agent, or attorney-in-fact shall be responsible for any action taken or omitted to be taken by any other such Person. Neither Agent, nor any of its directors, officers, or employees shall be responsible for any action taken or omitted to be taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct. Agent shall not have any responsibility in any event for more funds than that Agent actually receives and collects.

17.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants, and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable so long as it is not grossly negligent or guilty of willful misconduct. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

17.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Agent or the Lenders, except with respect to Defaults and Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has, or is deemed to have, actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; provided, however, that:

(a) At all times, Agent may propose and, with the consent of Required Lenders (which shall not be unreasonably withheld and which shall be deemed to have been given by a Lender unless such Lender has notified Agent to the contrary in writing within three Business Days of notification of such proposed actions by Agent) exercise, any remedies on behalf of the Lender Group; and

(b) At all times, once Required Lenders or all Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Agent may, but shall not be obligated to, make all administrative decisions in connection therewith or take all other actions reasonably incidental thereto (for example, if the Required Lenders approve the foreclosure of certain Collateral, Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of such Collateral).

17.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers, and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrowers, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

17.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any requirements of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence, bad faith, or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 17.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

17.8. Agent in Individual Capacity. WFRF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests, in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFRF were not Agent hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, WFRF and its Affiliates may receive information regarding Borrowers or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them. With respect to the Agent Loans and Agent Protective Advances, WFRF shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” include WFRF in its individual capacity.

17.9. Successor Agent. Agent may resign as Agent following notice of such resignation (“Notice”) to the Lenders and Borrowers, and effective upon the appointment of and acceptance of such appointment by, a successor Agent. If Agent resigns under this Agreement, the Required Lenders shall appoint any Lender or Eligible Transferee as successor Agent for the Lenders. If no successor Agent is appointed within 30 days of such retiring Agent’s Notice, Agent may appoint a successor Agent, after consulting with the Lenders and Borrowers. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

17.10. Withholding Tax.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 871, 881, 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Borrowers, whichever of the following is applicable:

(i) properly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) properly completed copies of IRS Form W-8ECI,

(iii) in the event the Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate, in form reasonably acceptable to the Borrowers, to the effect that the Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC and (y) properly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax properly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

Such Lender agrees to promptly notify Agent and Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

(c) If any Lender is entitled to a reduction in the applicable withholding Tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or Borrowers did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent and Borrowers of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify Agent and Borrowers fully for all amounts paid, directly or indirectly, by Agent or Borrowers as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent or Borrowers under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Agent.

17.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations; and upon such termination and payment Agent shall deliver to Borrowers, at Borrowers’ sole cost and expense, all UCC termination statements and any other documents necessary to terminate the Loan Documents and release the Liens with respect to the

Collateral; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrowers owned no interest at the time the Lien was granted or at any time thereafter, or (iv) constituting property leased to Borrowers under a lease that has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not release any Lien on any Collateral without the prior written authorization of the Lenders; provided, however, that Agent may, in its discretion, without prior authorization of Lenders, release any Lien on Collateral where the value of such Collateral released at any one time is not in excess of $100,000 and the value of all such Collateral released in any calendar year is not in excess of $250,000. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (i) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released), upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers, is cared for, protected, or insured or has been encumbered, or that the Liens of the Agent (for the benefit of the Lender Group) have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

17.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Agent, in its reasonable discretion based upon its determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Secured Obligations.

(b) Agent may disburse funds prior to determining that the sums that Agent expects to receive have been finally and unconditionally paid to that Agent. If and to the extent that Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that Person.

(c) If, in the opinion of the Agent, the distribution of any amount received by Agent might involve Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then Agent may refrain from making distribution until Agent’s right to make distribution has been adjudicated by a court of competent jurisdiction.

(d) Each Lender recognizes that the crediting the Borrowers with the “proceeds” of any transaction in which a Post Foreclosure Asset is acquired is a non-cash transaction and that, in consequence, no distribution of such “proceeds” will be made by the Agent to any Lender.

(e) In the event that (x) a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is required to be repaid or disgorged or (y) those Lenders adversely affected thereby determine to effect such repayment or disgorgement, then each Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Lender’s Pro-Rata share of the amount so adjudged or determined to be repaid or disgorged.

(f) Each of the Lenders agrees that it shall not, absent the occurrence and continuation of an Event of Default, and that it shall, to the extent that it is lawfully entitled to do so, upon the request of the Agent, set off against the Obligations any amounts owing by such Lender to Borrowers or any accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(g) Subject to Section 17.8, if at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Borrowers to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender shall promptly (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

17.13. Agency for Perfection. Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Liens of the Lender Group in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

17.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on Schedule C-1, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, fee or interest on revolving advances or otherwise.

17.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group (and any of their Affiliates which are Bank Product Providers) authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit (subject to Section 4.1) of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

17.16. Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By signing this Agreement, each Lender,

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ Books and records, as well as on representations of Borrowers’ personnel;

(d) agrees to keep all Reports and other material information obtained by it pursuant to the requirements of this Agreement in accordance with its reasonable customary procedures for handling confidential information; it being understood and agreed by Borrower that in any event such Lender may make disclosures (i) reasonably required by any bona fide potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (ii) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (iii) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrowers of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (1) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof; (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information specified by such Lender, and, upon receipt thereof, Agent promptly shall provide a copy of same to such Lender; and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

17.17. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any Advances shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.18. Distributions.

(a) On such day as may be set from time to time by the Agent, not less frequently than weekly (or more frequently at the Agent’s option) the Agent, each Lender and the Issuing Bank shall settle up on amounts advanced under this Agreement and collected funds received in a Restricted Account.

(b) The Agent shall distribute to each Lender and the Issuing Bank, such Person’s respective Pro-Rata Share of payments of principal, interest and fees on the Obligations when actually received and collected by the Agent. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Obligations outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Obligations received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender (but will reduce the principal amount for purposes of calculation of interest due from the Borrowers), until the Agent has distributed to that Lender its Pro-Rata Share thereof.

(c) The Agent shall distribute fees paid by Borrowers hereunder for the account of Lenders to each Lender (other than Deteriorating Lenders) based upon such Lender’s Pro Rata Share when actually received and collected by the Agent. No Lender shall be entitled to any fees payable to Agent under the Fee Letter.

(d) Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, reasonable attorneys’ fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement (and if such Person(s) is (are) the Lenders, based on the Lender’s Pro Rata Shares at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

17.19. Agent’s Covering of Fundings

(a) Each Lender shall make available to the Agent, as provided herein, that Lender’s Pro Rata Share of the following:

(i) Each Advance, up to the maximum amount of that Lender’s Pro Rata Share.

(ii) Up to the maximum amount of that Lender’s Pro Rata Share of each L/C Disbursement (to the extent that such L/C Disbursement is not “covered” by an Advance as provided herein).

(b) In all circumstances, the Agent may:

(i) Assume that each Lender timely shall make available to the Agent that Lender’s Pro Rata Share of each Advance, notice of which is provided pursuant to Section 12 and shall make available, to the extent not “covered” by an Advance, that Lender’s Pro Rata Share of any honoring of a Letter of Credit.

(ii) In reliance upon such assumption, make available the corresponding amount to the Borrowers.

(iii) Assume that each Lender timely shall pay, and shall make available, to the Agent all other amounts which that Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

(c) In the event that, in reliance upon any of such assumptions, the Agent makes available, a Lender’s Pro Rata Share of one or more Advances, or any other amount to be made available hereunder or under any of the Loan Documents, which amount a Lender fails to provide to the Agent within one (1) Business Day of written notice of such failure, then:

(i) The amount which had been made available by the Agent is an “Agent’s Cover” (and is so referred to herein).

(ii) All interest paid by the Borrowers on account of the Advances or coverage of the subject L/C Disbursement which consist of the Agent’s Cover shall be retained by the Agent and applied by Agent to Agent’s Cover until the Agent’s Cover, with interest, has been paid.

(iii) The Defaulting Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing federal funds rate on any Agent’s Cover in respect of that Defaulting Lender.

(iv) The Agent shall have succeeded to all rights to payment to which the Defaulting Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrowers on account of the Agent’s Cover together with interest until it is repaid. Such payments shall be deemed made first towards the amounts in respect of which the Agent’s Cover was provided and only then towards amounts in which the Defaulting Lender is then participating. For purposes of distributions to be made hereunder, amounts shall be deemed distributable to a Defaulting Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Defaulting Lender would otherwise have been entitled to a distribution.

(v) Subject to Section 17.18 and except as otherwise provided herein, the Defaulting Lender shall be entitled to receive any payments from the Borrowers to which the Defaulting Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section17.18 above.

(d) A Defaulting Lender shall not be relieved of any obligation of such and except as otherwise provided herein Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Defaulting Lender).

(e) A Defaulting Lender may cure its status as a Defaulting Lender by paying the Agent the aggregate of the following:

(i) The Agent’s Cover (to the extent not previously repaid by the Borrowers and retained by the Agent in accordance with Section 17.18 above) with respect to that Defaulting Lender.

Plus

(ii) The aggregate of the amount payable under Section 17.18 above (which relates to interest to be paid by that Defaulting Lender).

Plus

(iii) All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent’s rights against such Defaulting Lender.

17.20. Bank Product Obligations.

Each Lender agrees to furnish the Agent at such frequency as the Agent may reasonably request with a summary of all Bank Products provided by, and amounts due to become due on account thereof to, such Lender or its Affiliates. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Bank Product Provider on account of any such Bank Products unless the Agent has received such written notice thereof.

18. ACCELERATION AND LIQUIDATION.

18.1. Acceleration Notice.

(a) The Agent may give the Lenders an Acceleration Notice at any time following the occurrence and during the continuation of an Event of Default.

(b) The Required Lenders may give the Agent an Acceleration Notice at any time following the occurrence and during the continuation of an Event of Default. Such notice may be by multiple counterparts, provided that counterparts executed by the requisite Lenders are received by the Agent within a period of five (5) consecutive Business Days.

18.2. Acceleration of Duties.

(a) Unless stayed by judicial or statutory process, the Agent shall Accelerate the Obligations within a commercially reasonable time following:

(i) The Agent’s giving of an Acceleration Notice to the Lenders as provided in Section 18.1(a).

(ii) The Agent’s receipt of an Acceleration Notice from the Required Lenders, in compliance with Section 18.1(b).

18.3. Actions At and Following Initiation of Liquidation. At the initiation of a Liquidation:

(a) The Agent and the Lenders shall “net out” each Lender’s respective contributions towards the Advances, so that each Lender holds that Lender’s Pro Rata Share percentage of the Advances.

(b) Each Lender shall contribute, towards any Letter of Credit thereafter honored and not immediately reimbursed by the Borrowers, that Lender’s Pro Rata Share of such honoring.

18.4. Agent’s Conduct of Liquidation.

(a) Any Liquidation, including, without limitation, the exercise of any rights of set off or offset, shall be conducted solely by the Agent (or any of the Lenders solely if so directed by Agent), with the advice and assistance of the Lenders.

(b) The Agent may establish one or more nominees (a “Nominee”) to “bid in” or otherwise acquire ownership to any Post Foreclosure Asset.

(c) The Agent shall manage the Nominee and manage and dispose of any Post Foreclosure Assets with a view towards the realization of the economic benefits of the ownership of the Post Foreclosure Assets and in such regard, the Agent and/or the Nominee may operate, repair, manage, maintain, develop, and dispose of any Post Foreclosure Asset in such manner as the Agent determines as appropriate under the circumstances.

(d) Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by a Lender or Agent) unless indemnified to Agent’s satisfaction by the Lenders against any and all liability and expense which may be incurred by Agent by reason of taking or continuing to take that course of action or action plan if such action was taken in the absence of gross negligence, actual bad faith, or willful misconduct.

(e) The Agent and each Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement as the Agent and/or the Nominee reasonably may request with respect to the creation and governance of any Nominee, the conduct of the Liquidation, and the management and disposition of any Post Foreclosure Asset.

(f) The Agent, with the advice of the Lenders, may Liquidate (through a public or private sale in its discretion) or sell or otherwise dispose of any of the Collateral or all or any portion of the Borrowers’ assets or stock following the occurrence and during the continuance of an Event of Default hereunder and in connection therewith release the Lien thereon granted to the Agent hereunder. Each Lender hereby consents to the Agent’s release of the Liens granted to it in the Collateral in connection with a Liquidation or other sale of the Borrowers’ assets or stock following the occurrence and during the continuance of an Event of Default hereunder which the Agent determines is in the Lenders’ best interest.

18.5. Distribution of Liquidation Proceeds by Agent.

(a) The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor and prior claims which the Agent anticipates may need to be paid.

(b) The Agent shall distribute the net proceeds of Liquidation in accordance with the relative priorities set forth in Section 18.6.

(c) Each Lender, on the written request of the Agent and/or any Nominee, not more frequently than once each month, shall reimburse the Agent and/or any Nominee, pro-rata, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent.

18.6. Distributions of Liquidation Proceeds by Agent and Ordinary Loan Payments.

(a) Proceeds of a Liquidation shall be distributed based on levels of priority with respect to each classification of Collateral as specified below.

(b) All distributions of proceeds of a Liquidation shall be net of payment over to the Agent as reimbursement for all reasonable third party costs and expenses incurred by the Agent and its counsel and to any funded reserve established pursuant to Section 18.5(a).

(c) The relative priorities to the proceeds of a Liquidation or any other sale of Collateral outside of the ordinary course of business shall be distributed based on the following relative priorities:

(A) First, to pay all fees and expenses then due and payable to the Agent or any Lender (other than any Deteriorating Lender), including, but not limited to, all Lender Expenses due to either the Agent or any Lender (other than any Deteriorating Lender);

(B) Second, to the Lenders (other than any Deteriorating Lender), in respect to the Secured Obligations (other than Bank Product Obligations) owed to such Lenders or their Affiliates (including, but not limited to the Early Termination Fee);

(C) Third, to any Deteriorating Lenders, until all of such Secured Obligations (other than Bank Product Obligations) are indefeasibly paid in full and the Loan Agreement is terminated; and then

(D) Third, to the holders of any and all other Obligations due to the Agents or any Lender or any of their Affiliates (including, but not limited to Bank Product Obligations).

19. GENERAL PROVISIONS.

19.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, the Agent, and each Lender agreeing to provide a Commitment on the Restatement Date.

19.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

19.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

19.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

19.5. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement

19.6. Revival and Reinstatement of Obligations. If the incurrence or payment of the Secured Obligations by any Borrower or any guarantor of the Secured Obligations or the transfer by any or all of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

19.7. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

19.8. Existing Loan Agreement Superseded. On the Restatement Date, this Agreement shall supersede the Existing Loan Agreement in its entirety, except as provided in this Section 19.8. On the Restatement Date, the rights and obligations of the parties evidenced by the Existing Loan Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Advances” and all other “Obligations” as each such term is defined in the Existing Loan Agreement shall be converted to Advances and Obligations as defined herein and the Existing Letters of Credit issued by the Agent for the account of the Borrowers prior to the Restatement Date shall be converted into L/Cs or L/C Guaranties, as applicable, under this Agreement. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Agent reserve all of their rights under the Existing Loan Agreement in respect of all present and future Obligations under, inter alia, the Existing Credit Agreement, as amended and restated by this Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Loan Agreement through the Restatement Date shall be calculated as of the Restatement Date (pro rated in the case of any fractional periods), and shall be paid on the Restatement Date. Commencing on the Restatement Date, the all fees hereunder shall be payable by the Borrowers to the Agent for the account of the Lenders in accordance with this Agreement.

19.9. U.S. Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

19.10. Replacement of Lenders. If any Lender requests compensation under Section 2.16 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or any Lender is a Deteriorating Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.1), all of its interests, rights and obligations under this

Agreement and the related Loan Documents to an Eligible Transferee that shall assume such obligations (which Eligible Transferee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 15.1;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(d) with respect to the replacement of any Non-Consenting Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required by the Agent to be made pursuant to this paragraph); and

(e) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

19.11. Right of Set-Off. Any and all deposits or other sums at any time credited by or due to any Borrower from any Agent or any Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for any and all Secured Obligations of each Borrower to each Agent and such Lender or any Participant or such Affiliate and may be applied or set off against Secured Obligations and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to any Agent or that Lender.

19.12. Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit any Lender, to the extent that such Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of that Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the pledging Lender from any of its obligations hereunder or under any of the Loan Documents.

19.13. Dispute Resolution. Any dispute among the Lenders and/or any Agent concerning the interpretation, administration, or enforcement of the financing arrangements contemplated by this or any other Loan Document or the interpretation or administration of this or any other Loan Document which cannot be resolved amicably shall be resolved in the United States District Court for the District of California, sitting in Los Angeles County, California, to the jurisdiction of which courts each Lender hereto hereby submits.

19.14. Press Releases. Each Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Agents or their Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Agent and without the prior written consent of the Agent unless (and only to the extent that) such Borrower or Affiliate is required to do so under Applicable Law and then, in any event, such Borrower or Affiliate will consult with Agent before issuing such press release or other public disclosure. Each Borrower, on their own behalf and on behalf of their Affiliates, consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or Affiliates name, product photographs, logo or trademark. Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

LESLIE’S POOLMART, INC., a Delaware corporation

By	/s/ Steven L. Ortega
Title:	Chief Financial Officer and EVP

LPM MANUFACTURING, INC., a California corporation

By	/s/ Steven L. Ortega
Title:	Chief Financial Officer and EVP

WELLS FARGO RETAIL FINANCE, LLC, as Agent

By	/s/ Jennifer Blanchette
Title:	Vice President

WELLS FARGO RETAIL FINANCE, LLC, as Lender

By	/s/ Jennifer Blanchette
Title:	Vice President